Exhibit 2.1

EXECUTION COPY

ARRANGEMENT AGREEMENT

Section 11.07	Assignability	43
Section 11.08	Remedies	43
Section 11.09	Waivers and Amendments	43
Section 11.10	Illegality	43
Section 11.11	Currency	43
Section 11.12	Counterparts	43
Section 11.13	Parentco Guaranty	44

ARRANGEMENT AGREEMENT

                               THIS AGREEMENT dated as of March 3, 2003 is made

A M O N G:

Cementos Pacasmayo S.A.A., a corporation organized and existing under the laws of Peru

(hereinafter referred to as “Parentco”)

- and -

6012639 Canada Inc., a corporation organized and existing under the laws of Canada

(hereinafter referred to as “Subco”)

- and -

Zemex Corporation, a corporation organized and existing under the laws of Canada

(hereinafter referred to as “Zemex”)

     WHEREAS, the parties wish to effect a business combination by way of an Arrangement under Section 192 of the CBCA on the terms and subject to the conditions set forth herein;

     WHEREAS, concurrently with the execution of this Agreement, and as a condition of Parentco’s entering into this Agreement, the Principal Securityholders are entering into the Support Agreements with Parentco;

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations, warranties, conditions and promises herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties) and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

GENERAL

Section 1.01 Defined Terms

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Schedule A.

Section 1.02 Plan of Arrangement

On the terms and subject to the conditions set forth herein, the Parties agree to effect the Arrangement in accordance with the Plan of Arrangement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENTCO AND SUBCO

     Parentco and Subco hereby jointly and severally represent and warrant to and in favour of Zemex as follows and acknowledge that Zemex is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated herein:

Section 2.01 Organization and Good Standing

(a)	Each of Parentco and Subco is a corporation duly incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

Section 2.02 Consents, Authorizations and Binding Effect

(a)	Each of Parentco and Subco may execute, deliver and perform this Agreement and each other Transaction Document to which it is a party without the necessity of obtaining any consent, approval, authorization or waiver, or giving any notice or otherwise, except:

(i)	consents, approvals, authorizations and waivers which have been obtained and are unconditional and in full force and effect, and notices which have been given on a timely basis; and

(ii)	those which, if not obtained or made, would not prevent or delay the consummation of the Arrangement or otherwise prevent either of Parentco or Subco from performing its obligations under this Agreement.

(b)	Each of Parentco and Subco has full corporate power and authority to execute this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to complete the Arrangement.

(c)	Each of this Agreement and the other Transaction Documents to which Parentco or Subco is a party has been duly executed and delivered by Parentco or Subco, as the case may be, and constitutes a legal, valid, and binding obligation of Parentco or Subco, as the case may be, enforceable against each of Parentco or Subco in accordance with its respective terms, except:

(i)	as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors’ rights or the relief of debtors; and

(ii)	that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(d)	The execution, delivery and performance of this Agreement and each other Transaction Document to which they are party by each of Parentco and Subco will not:

(i)	constitute a violation of their respective Constating Documents, each as amended; or

(ii)	constitute a violation of any Law applicable or relating to either of Parentco and Subco or their respective businesses except for such violations which would not prevent or delay the completion of the Arrangement, including foreign exchange controls.

(e)	Neither Parentco nor Subco or any of their respective Affiliates or Associates beneficially owns or has the right to acquire a beneficial interest in any Shares, except pursuant to the Transaction Documents.

(f)	All of the issued and outstanding capital stock of Subco is owned by Parentco and its Affiliates. There are no subscriptions, options, warrants, convertible securities, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Subco is a party or by which it is bound obligating Subco to issue, deliver or sell, or cause to be issued, delivered or sold, redeem or otherwise acquire, any securities or other ownership interests of Subco; other than agreements, if any, between Subco and Parentco.

(g)	There are no actions, suits, claims or proceedings, whether in equity or at law, or any investigations by a Governmental Entity pending or, to the knowledge of Parentco, threatened against Parentco and/or Subco, which question or challenge the validity of this Agreement, or any other Transaction Document, or any action taken or to be taken pursuant hereto or thereto.

(h)	Parentco has cash resources and/or binding commitments to provide financing in an aggregate amount sufficient to enable payment of the full amount which is payable to the Securityholders in accordance with the Plan of Arrangement. Parentco has furnished to Zemex true and complete copies of all such financing commitments. Such financing commitments are binding on the parties thereto and are enforceable in accordance with their terms, subject to the same exceptions as are listed in Section 2.02(c) above. Parentco has no knowledge or reason to believe that the parties issuing such commitments will not fund them in accordance with their terms.

(i)	Parentco has caused Subco to be formed for the purpose of consummating the transaction contemplated hereby. Subco has no Liabilities, other than liabilities incident to its incorporation which are not material in amount or Liabilities between Parentco and Subco.

(j)	Neither Parentco nor any affiliate of Parentco (as defined in the Competition Act (Canada)) owns or as of the Closing Date will own any assets located in Canada. Neither Parentco nor any affiliate of Parentco (as so defined) has sold any products or provided any services in Canada in the twelve month period immediately preceding the date hereof and will not have done so as of the Closing Date.

(k)	Neither Parentco nor any Affiliate of Parentco has sold any products or provided any services in the United States during its most recent fiscal year. Except for investment assets or securities of unrelated Persons, the aggregate amount of assets in the United States of Parentco and its Affiliates does not exceed $1,000,000.

(l)	Except for Kapital Corp., none of Parentco, Subco or any of their respective Advisers has retained any broker or finder in connection with the Arrangement or the other transactions contemplated hereby, nor has any of the foregoing incurred any Liability to any broker or finder by reason of any such transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ZEMEX

     Zemex hereby represents and warrants to Parentco and Subco as follows and acknowledges that each is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated herein. All such representations and warranties are qualified in their entirety by the matters disclosed in the Zemex Disclosure Letter. Each exception noted in the Zemex Disclosure Letter shall be numbered to correspond to the applicable section of this Article III to which such exception refers, and each such exception shall apply only in respect of such section except to the extent it is obvious from the face of the disclosure contained in such exception that it should also apply to another section of this Article III.

Section 3.01 Organization and Good Standing

(a)	Except as disclosed on Schedule 3.01 to the Zemex Disclosure Letter, each Zemex Group Member is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to own or lease its property or assets or to conduct its business as presently conducted, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect.

(b)	Each Zemex Group Member has the corporate power and authority to own, lease or operate its properties and to carry on its business as now conducted.

(c)	Zemex has heretofore delivered or made available to Parentco complete and correct copies of the Constating Documents of each Zemex Group Member.

Section 3.02 Consents, Authorizations, and Binding Effect

(a)	Zemex may execute, deliver, and perform this Agreement and each other Transaction Document to which it is party without the necessity of obtaining any consent, approval, authorization or waiver, or giving any notice or otherwise, except:

(i)	those disclosed in Schedule 3.02 to the Zemex Disclosure Letter;

(ii)	consents, approvals, authorizations and waivers which have been obtained and are unconditional and in full force and effect and notices which have been given on a timely basis;

(iii)	the obtaining of the Securityholder Approval (and any other approvals which may be required by the Interim Order) and the obtaining of the Final Order; and

(iv)	those which, if not obtained or made, would not prevent or delay the consummation of the Arrangement or otherwise prevent Zemex from performing its obligations under this Agreement and would not be reasonably likely to have a Material Adverse Effect.

(b)	Zemex has the full power and authority to execute this Agreement and each other Transaction Document to which Zemex is party and to complete the Arrangement subject to the obtaining of the Securityholder Approval and the entry of the Final Order.

(c)	The Board of Directors has: (i) approved this Agreement and each other Transaction Document to which Zemex is party; (ii) directed that the Arrangement Resolution be submitted to the Securityholders for consideration at the Special Meeting; and (iii) subject to Section 5.07, unanimously recommended to the Securityholders (other than Dundee) that they approve the Arrangement Resolution.

(d)	This Agreement and each of the other Transaction Documents to which Zemex is a party have been duly executed and delivered by Zemex and each of them constitutes a legal, valid and binding obligation of Zemex enforceable against Zemex in accordance with its respective terms, except:

(i)	as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors’ rights or the relief of debtors; and

(ii)	that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(e)	The execution, delivery and performance by Zemex of this Agreement and each other Transaction Document to which it is party will not:

(i)	constitute a violation of its Constating Documents or of the respective Constating Documents of any other Zemex Group Member;

(ii)	conflict with, result in the breach of or constitute a default or give to others a right of termination, cancellation, creation or acceleration of any obligation under, or the loss of any material benefit under or the creation of any benefit or right of any third party under any Contract, Permit or license to which any Zemex Group Member is a party or to which any of its property is subject which would in any such case be reasonably likely to have a Material Adverse Effect, except as disclosed in Schedule 3.02(e) to the Zemex Disclosure Letter;

(iii)	constitute a violation of any Law applicable or relating to any Zemex Group Member or its respective businesses except for such violations which would not be reasonably likely to have a Material Adverse Effect; or

(iv)	with respect to the Zemex Group, result in the creation of any Lien upon any of the assets of any Zemex Group Member, other than such Liens as would not be reasonably likely to have a Material Adverse Effect.

Section 3.03 Public Filings; Financial Statements

(a)	Except as set forth in Schedule 3.03 to the Zemex Disclosure Letter: (i) since January 1, 2000 Zemex has timely filed all forms, reports, schedules, statements and other documents with the SEC and other applicable Governmental Entities required to be filed by it pursuant to Canadian Securities Laws and US Securities Laws (the “Securities Documents”), and Zemex has made available or, as the case may be, will when filed make available to Parentco a correct and complete copy of each of the Securities Documents; (ii) as of their respective dates, the Securities Documents complied in all material respects with the then applicable requirements of Canadian Securities Laws and US Securities Laws, and, at the respective times when they were filed, none of the Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which it was made, not misleading; and (iii) Zemex is a reporting issuer under the Canadian Securities Laws of the Province of Ontario and is not in default of any requirement of such Canadian Securities Laws. Zemex has not filed any confidential disclosure reports which have not at the date hereof become publicly disclosed. No Zemex Group Member, other than Zemex, is subject to the periodic reporting requirements of the United States Securities Exchange Act of 1934, as amended. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Securities Documents.

(b)	Each set of annual and quarterly consolidated financial statements (including, in each case, any notes thereto) of the Zemex Group included in the Securities Documents (i) complies as to form in all material respects with US Securities Laws and Canadian Securities Laws, and (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented, in all material respects, the consolidated assets, liabilities and financial condition of the Zemex Group as of the respective dates thereof and the consolidated earnings, results of operations and cash flows of the Zemex Group for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments and to any other adjustments described therein which were not or are not expected to be material in amount). For the purposes of this Agreement, regardless of whether they have been filed with the SEC, the Securities Documents shall be deemed to include the audited financial statements of the Zemex Group as of and for the fiscal year ended December 31, 2002 (the “Fiscal 2002 Financial Statements”).

(c)	Since January 1, 2000, there has not been any reportable disagreement (within the meaning of National Policy Statement 31 of the Canadian Securities Administrators) with the current or any former auditors of Zemex.

(d)	To the knowledge of Zemex, after consultation with outside legal counsel, no provincial or state take-over statute or similar statute or regulation (including Rule 61-501 of the OSC) applies to this Agreement or the Arrangement.

(e)	The combined sales of the Zemex Group in the 12 months preceding the date hereof and for the fiscal year ended December 31, 2002 (x) in and into the United States is less than $110,000,000, and (y) in and into Canada is less than CDN $400,000,000. The combined assets of the Zemex Group (x) in the United States are less than $105,000,000, and (y) in Canada are less than CDN $400,000,000.

Section 3.04 Determination by the Board

The Board of Directors (after receiving financial advice including the Fairness Opinion, legal advice and after considering other factors), by a unanimous vote, has determined and resolved (i) that the entering into of this Agreement, the performance by Zemex of its obligations hereunder, and the Arrangement, are in the best interests of Zemex and its Securityholders (other than Dundee), (ii) that the Arrangement is fair to the Securityholders (other than Dundee) and (iii) to recommend that the Securityholders approve the Arrangement.

Section 3.05 Insurance

Schedule 3.05 to the Zemex Disclosure Letter sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which any Zemex Group Member is a party, a named insured or otherwise the beneficiary of coverage and which is in effect on the date hereof:

(a)	the name, address and telephone number of the agent;

(b)	the name of the insurer, the name of the policyholder and the name of each covered insured;

(c)	the policy number, the period and amount of coverage; and

(d)	a description of any retrospective premium adjustments or other loss-sensitive premium arrangements.

All premiums which are due and payable under such policies of insurance have been paid in full. All policies of insurance which are currently maintained by the Zemex Group Members provide adequate coverage with reputable insurers for all normal risks incident to the Zemex Group’s assets, properties and business operations and are in character and amount consistent with that carried by Persons engaged in a business subject to the same or similar risks, perils or hazards and in the same industry and markets. None of the Zemex Group Members has any self-insurance or co-insurance programs. There is no material claim by any Zemex Group Member pending under any of such insurance policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 3.06 Litigation and Compliance

(a)	Except as to the matters described in Schedule 3.06(a) to the Zemex Disclosure Letter, there are no actions, suits, claims or proceedings, whether in equity or at law, by any Person or any investigations by any Governmental Entity, pending or, to the knowledge of Zemex, threatened:

(i)	against or affecting any Zemex Group Member or with respect to or affecting any asset or property owned, leased or used by any Zemex Group Member; or

(ii)	which question or challenge the validity of this Agreement or any other Transaction Document or any action taken or to be taken pursuant hereto or thereto.

(b)	Each Zemex Group Member has conducted and is conducting its business in compliance with, and is not in default or violation under, and has not received notice asserting the existence of any default or violation under, any Law applicable to the businesses or operations of the Zemex Group, and any of its properties or facilities, except for noncompliances, defaults and violations which would not, in the aggregate, be reasonably likely to have a Material Adverse Effect, and each Zemex Group Member has duly filed or made all reports and returns required to be filed by it with any Governmental Entity except where the failure to do so has not had and would not be reasonably likely to have a Material Adverse Effect.

(c)	No Zemex Group Member, and no asset of any Zemex Group Member, is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect or which is reasonably likely to prevent Zemex from performing its obligations under this Agreement or any other Transaction Document.

Section 3.07 Taxes

(a)	Except as described in Schedule 3.07 to the Zemex Disclosure Letter:

(i)	(A) each Zemex Group Member has timely filed, or has caused to be timely filed on its behalf, all income and payroll Tax Returns, and to the knowledge of Zemex, all other material Tax Returns required to be filed by it, including all necessary statements and elections, and all such Tax Returns are complete and accurate in all material respects and have been prepared in substantial compliance with all applicable Laws; (B) the statute of limitations for the assessment of Taxes has expired for all Tax Returns of the Zemex Group and each Zemex Group Member; (C) no income Tax Return of any Zemex Group Member has been examined by any Tax Authority; and (D) all Taxes shown to be due on such Tax Returns, or otherwise owed or claimed by any Tax Authority to be owed, have been timely paid, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the Fiscal 2002 Financial Statements;

(ii)	(A) The Fiscal 2002 Financial Statements reflect a reserve in accordance with GAAP for all Taxes payable or accruable by each of the Zemex Group Members for all taxable periods and portions thereof through the date of such financial statements; (B) the unpaid Taxes of Zemex and each other Zemex Group Member (I) did not, as of December 31, 2002, exceed the sum of the reserve for Tax Liability (rather than any reserve for deferred Tax established to reflect timing differences between book and Tax income or any general or unspecified reserve not established for Tax Liabilities) set forth in the Fiscal 2002 Financial Statements, and (II) will not, as of the Effective Date, materially exceed the reserve for Tax Liabilities set forth in the Fiscal 2002 Financial Statements, as adjusted from the date as of which such information is presented in the Fiscal 2002 Financial Statements through the Effective Date for additions (with respect to Taxes accruing after December 31, 2002) or subtractions to the reserve for Tax Liabilities and charges against the reserve for Tax Liabilities, both made in good faith, in the ordinary course, in accordance with GAAP and consistent with past practices, but in no event shall any reserve for any event which occurred prior to December 31, 2002, be increased; (C) since January 1, 1996 neither Zemex nor any other Zemex Group Member has incurred any Liability for Taxes arising from extraordinary gains or loss, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice; (D) no deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against any Zemex Group Member and Zemex has no knowledge of any pending or threatened assessment of additional Tax against any Zemex Group Member; (E) there are no actions, suits, proceedings, investigations, audits, examinations or claims pending or, to the knowledge of Zemex, threatened against any Zemex Group Member in respect of Taxes or any matters under discussion with any Tax Authority relating to Taxes, in each case which are reasonably likely to have a Material Adverse Effect and no Zemex Group Member has received from any Tax Authority in any jurisdiction (including jurisdictions where any Zemex Group Member has not filed a Tax Return) any (I) notice indicating an intent to open an audit, examination or other review, (II) request for information related to Tax matters, or (III) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax Authority against any Zemex Group Member; (F) no waivers, extensions of time or written requests for waivers or extensions of the time to assess any such Taxes are outstanding or pending; (G) any adjustment of Taxes made by any Tax Authority in any examination which is required to be reported to any other Tax Authority or Authorities has been so reported and any additional Tax due with respect thereto has been paid; (H) no closing agreement is in effect for any period with respect to any Tax applicable to Zemex or any other Zemex Group Member; (I) no power of attorney has been granted by any Zemex Group Member with respect to any matter relating to Taxes, which is currently in force; (J) there are no requests for rulings, determinations, information or subpoenas in respect of any material Tax pending between any Zemex Group Member and any Tax Authority; (K) there are no Liens for Taxes upon any asset of any Zemex Group Member except Liens for Taxes not yet due and Liens for Taxes being contested in good faith for which proper reserves have been established on the books and records of the Zemex Group; and (L) there are no judgments against any Zemex Group Member for, or with respect to, any Tax;

(iii)	since January 1, 1996, no claim has been made by an authority in a jurisdiction where any Zemex Group Member does not file a Tax Return that it is, or may be, subject to taxation in that jurisdiction which claim has not been resolved by the filing of Tax Returns, by an agreement in writing by such authority that such Zemex Group Member is not required to file a Tax Return in such jurisdiction or by a final decision by a court of competent jurisdiction that no such requirement applies;

(iv)	to the knowledge of Zemex, (A) each Zemex Group Member has withheld from each payment made to any of its past or present employees, officers or directors, independent contractors, creditors, shareholders or other third parties and to any non-resident of Canada or of the United States, the amount of all Taxes required to be withheld therefrom and has paid the same to the proper Tax Authority within the time required under applicable legislation; and (B) each Zemex Group Member has remitted to the appropriate Tax Authority all amounts collected by it in respect of federal goods and services Tax and provincial or harmonized sales taxes and/or any sales or use Tax of any state of the United States or political subdivision thereof or the District of Columbia;

(v)	Zemex has made available to Parentco (A) correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by or on behalf of Zemex or any other Zemex Group Member, for taxable periods including or ending after December 31, 1999; and (B) true, correct and complete copies of all closing or other agreements entered into by Zemex or any other Zemex Group Member relating to Taxes and an accurate description of any such agreements that are currently being negotiated;

(vi)	no Zemex Group Member has participated in or cooperated with any international boycott within the meaning of Section 999 of the Tax Code (or any corresponding or similar provisions of state, local, federal, provincial, or foreign Law);

(vii)	(A) no Zemex Group Member has made any payment, or is obligated to make any payment, or is party to any compensatory agreement with respect to the performance of services, that, under certain circumstances, would obligate it to make payments which may not be deductible in full under Section 280G of the Tax Code (or any corresponding or similar provisions of state, local, federal, provincial or foreign Law) or Section 162(m) of the Tax Code (or any corresponding or similar provisions of state, local, federal, provincial, or foreign Law) or which might result in an excise Tax to the recipient of such payment pursuant to Section 4999 of the Tax Code (or any corresponding or similar provisions of state, local, federal, provincial or foreign Law);

(viii)	there has been no change of ownership within the two (2) year period ending on the Closing Date (excluding the transactions contemplated by this Agreement) which would make any Zemex Group Member a “new loss corporation” within the meaning of Section 382(k)(3) of the Tax Code (or any corresponding or similar provisions of state, local, federal, provincial or foreign Law);

(ix)	to the knowledge of Zemex as of the date hereof, neither Zemex nor Zemex US is or has been since January 1, 1997, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Tax Code;

(x)	each Zemex Group Member has disclosed on each of the Tax Returns it has filed all positions taken thereon that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Tax Code or under any corresponding or similar applicable provision of any state, local, federal, provincial or foreign Law;

(xi)	no Zemex Group Member is a party to any Tax allocation or sharing agreement under which it or any other Zemex Group Member has ever agreed to indemnify any other Person for the loss of any income Tax benefit (including the loss of exemption from withholding taxes) to which such other Person assumed it would be entitled when considering whether to enter into an agreement or arrangement with such Zemex Group Member or to take any action in anticipation of entering into such an agreement or arrangement;

(xii)	no Zemex Group Member has since January 1, 1997: (A) been a member of an affiliated group of corporations that filed a consolidated return with respect to United States federal corporate income Tax and/or Canadian federal corporate income Tax for any taxable year in lieu of separate returns (other than a group, the common parent of which was Zemex or Zemex US); (B) been a member of an affiliated group of corporations that was considered by authorities in any jurisdiction to conduct a unitary business, the combined income of which was subject to Tax in such jurisdiction (other than a group, the common parent of which was Zemex or Zemex US); or (C) any Liability for the Taxes of any Person (other than one of the other Zemex Group Members) under Section 1.1502-6 of the United States Treasury Regulations (or any corresponding or similar provision of state, local, federal, provincial or foreign Law), as a transferee or successor (by contract or otherwise);

(xiii)	no Zemex Group Member has filed a consent under Section 341 of the Tax Code; and

(xiv)	Zemex and each of the other Zemex Group Members is in substantial compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any Taxing Authority, and the consummation of the transactions contemplated in this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(b)	The Shares do not constitute “foreign property” for the purposes of the Income Tax Act (Canada).

Section 3.08 Pension and Other Employee Plans and Agreements

(a)	Schedule 3.08(a) to the Zemex Disclosure Letter sets forth all Employee Plans maintained or contributed to by each Zemex Group Member and each ERISA Affiliate of Zemex and each Zemex Group Member, or to which each Zemex Group Member and/or ERISA Affiliate is obligated to contribute or has any Liability with respect to, including each “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) and a list of all Foreign Plans. Zemex has furnished or made available to Parentco true and complete copies of all such Employee Plans and all Foreign Plans, as amended and in effect on the date hereof, together with copies of all related trust agreements, annuity contracts, insurance contracts or other funding instruments, actuarial reports (for the past three years), Forms 5500 (for the past three years), the most recent IRS determination, advisory or opinion letters, financial statements (for the past three years), and plan summaries, booklets and personnel manuals.

(b)	Except as set forth in Schedule 3.08(b) to the Zemex Disclosure Letter:

(i)	no transaction or arrangement has occurred with respect to any Employee Plan that is a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Tax Code;

(ii)	there has been no “reportable event” within the meaning of Section 4043 of ERISA and not excepted by the regulations thereunder, nor within the past six years has any event described in Section 4062, 4063 or 4041 of ERISA occurred;

(iii)	each Employee Plan has been duly established, and each Employee Plan and related trust or other funding agreements and the administration and funding thereof are currently, and have been at all times in the past, in compliance in all material respects with the requirements of applicable Laws (including ERISA and the Tax Code) and in compliance with the terms of such plans, trust agreements and any applicable collective bargaining agreements, and all returns, reports, notices and applications relating to each Employee Plan required by any Governmental Entity have been timely filed;

(iv)	all contributions or premiums required to be made and all employee contributions required to be withheld on or before the date hereof to or in respect of each Employee Plan under the terms of such plan, ERISA, the Tax Code or other applicable Law and applicable collective bargaining agreements have been made on or before their due dates or timely withheld, and no Taxes, penalties or fees are due and payable under or in respect of any such plan;

(v)	the present value (determined using actuarial and other assumptions used in the most recent actuarial report for post-retirement benefits accrued to their current and former employees under Employee Plans which are “welfare plans” (as defined in Section 3(1) of ERISA) does not in the aggregate exceed the assets under all such Employee Plans allocable to such benefits.

(vi)	no Zemex Group Member or any ERISA Affiliate of any such Zemex Group Member has incurred any Liability (except for premiums) to the Pension Benefit Guaranty Corporation (“PBGC”) which has not been discharged;

(vii)	there exists no Liability of any Zemex Group Member in connection with any former Employee Plan of any Zemex Group Member or former Zemex ERISA Affiliate Plan that has terminated;

(viii)	no Employee Plan is a multiemployer plan, a defined benefit plan subject to Section 412 of the Tax Code or Title IV of ERISA (a “Pension Plan”) or a defined contribution plan intended to qualify under Section 401(a) of the Tax Code;

(ix)	with respect to any Employee Plan that is a multiemployer plan, (a) no Zemex Group Member or ERISA Affiliate has incurred any liability under Title IV of ERISA as a result of any withdrawal from any such plan, (b) no Zemex Group Member or ERISA Affiliate has received any notice from any such plan that the plan is in reorganisation or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such plan intends to terminate or has terminated, and (c) no event has occurred that would result in any such withdrawal liability;

(x)	with respect to each Pension Plan, (a) each Zemex Group Member has met the minimum funding standards and has made all contributions required under Section 302 of ERISA and Section 412 of the Tax Code, (b) no accumulated funding deficiency, whether or not waived, exists, (c) all premiums due to the PBGC have been paid, (d) no minimum contribution is required with respect to 2002 based upon the actuarial assumptions used in the January 1, 2001 Actuarial Valuation Report and applicable to the January 1, 2002 Actuarial Valuation Report to be issued, and (e) the Pension Plan is fully funded on a plan termination basis;

(xi)	each Employee Plan that is intended to be qualified under Section 401(a) of the Tax Code (a) is so qualified and each trust for such plan is tax-exempt under Section 501(a) of the Tax Code and no event has occurred or circumstance exists that will give rise to the disqualification of the plan or loss of tax-exempt status of the trust, (b) has received a favourable determination letter (or advisory or opinion letter, as applicable) from the IRS (or it is within the remedial amendment period for the filing of an application therefor) on the qualified status of the plan that covers all tax-qualification requirements required under the Tax Code to be stated in the Employee Plan as of the Closing, and no such letter has been revoked;

(xii)	no Employee Plan promises or provides retiree medical or other retiree welfare benefits to any person other than in the event of disability or as required under Section 4980B of the Tax Code;

(xiii)	each Employee Plan may be terminated or amended by the plan sponsor, in any manner and at any time, without the consent of any Person covered thereunder and may be terminated without any further Liability for benefits or expenses that may be incurred after the date of such termination (other than ordinary administrative expenses incurred in a termination event);

(xiv)	no Zemex Group Member maintains, contributes to or has any obligation to contribute to, or has any Liability with respect to, an association that is or is intended to be a voluntary employees’ beneficiary association under Section 501(c)(9) of the Tax Code; and

(xv)	there are no outstanding loans to any current or former non-officer employee, or current or former officer or director.

(c)	Except as set forth in Schedule 3.08(c) to the Zemex Disclosure Letter, neither the execution of this Agreement or the other Transaction Documents or the completion of the transactions contemplated hereby and thereby, will, whether alone or in combination with any other event or circumstance, notice or lapse of time: (i) result in any payment (including any change of control, severance or termination payment) becoming due or potentially becoming due under any Employee Plan or any agreement with any director, officer or employee of any Zemex Group Member; (ii) increase any benefits otherwise payable under any Employee Plan or any such agreement; or (iii) result in the acceleration of the time of payment or vesting of any such benefits or any such plan or agreement.

(d)	There are no actions, suits, claims or proceedings (other than routine claims for benefits), whether in equity or at law, or examinations or investigations by any Governmental Entity pending or, to the knowledge of Zemex, threatened against or with respect to any Employee Plan or any assets of any such Employee Plan.

(e)	Each Foreign Plan is in compliance in all material respects with the provisions of all Laws applicable to such Foreign Plan and each Foreign Plan has accrued or otherwise taken into account on its books and records all Liabilities required to be accrued or otherwise taken into account under the applicable Law with respect to such Foreign Plan. All required employer contributions under each Foreign Plan have been made and each Foreign Plan has been funded in accordance with the terms of such Foreign Plan and in compliance in all material respects with all applicable Law. All material reports or other documents with respect to each Foreign Plan required by applicable Law have been timely filed with the appropriate Governmental Entities, where the failure to file such reports or documents would be reasonably likely to have a Material Adverse Effect. There are no actions, suits or claims pending (other than routine claims for benefits in the ordinary course), with respect to any Foreign Plans.

Section 3.09 Labour Relations

(a)	Except as described in Schedule 3.09 to the Zemex Disclosure Letter, no employees of any Zemex Group Member are covered by any collective bargaining agreement and no collective bargaining agreement is being negotiated by any Zemex Group Member.

(b)	Except as described in Schedule 3.09 to the Zemex Disclosure Letter:

(i)	there are no representation questions, arbitration proceedings, labour strikes, slow downs or stoppages, material grievances or other labour troubles pending or, to the knowledge of Zemex, threatened or reasonably anticipated with respect to the employees of any Zemex Group Member;

(ii)	to the knowledge of Zemex, there are no present or pending applications for certification (or the equivalent procedure under applicable Laws) of any union as the bargaining agent for any employees of any Zemex Group Member; and

(iii)	each of the Zemex Group Members has been since January 1, 1998 and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and has not since such date and is not engaged in any unfair labour practice as defined in the United States National Labor Relations Act, as amended; there is no unfair labour practice charge, complaint, investigation or hearing against any Zemex Group Member pending or, to the knowledge of Zemex, threatened before the National Labor Relations Board or any other Governmental Entity.

Section 3.10 Contracts, Etc.

(a)	Except for the Contracts listed in the respective sections of Schedule 3.10 to the Zemex Disclosure Letter, true and complete copies of which have been made available to Parentco for review, no Zemex Group Member is a party to or bound by any undischarged or unsatisfied Contract:

(i)	which has not been entered into in the ordinary course of business;

(ii)	relating to capital expenditures or improvements in excess of $250,000 in the aggregate;

(iii)	which will be at the Effective Date secured by a Lien upon any assets, rights or properties material to the Zemex Group as a whole as security for an obligation (exclusive of capitalized leases in an aggregate amount of under $1,000,000);

(iv)	relating to the indemnification or exculpation of any employee or agent or to the employment of any employees (other than “at-will” employment letters) or the rights of employees upon severance or termination;

(v)	relating to management, consulting or any other similar type of Contract which involves an amount exceeding $100,000 per annum, excluding those which may be terminated without penalty on 90 days’ notice or less;

(vi)	which contemplates payment, the increase of any benefit, or the vesting or acceleration of any benefit, on or as a result of a change of control of any Zemex Group Member (whether on termination of such agreement, on occurrence of any other event or circumstance, or after notice or lapse of time or otherwise);

(vii)	with any director or officer, former director or officer, Shareholder or any Person not dealing at arm’s length with the Zemex Group;

(viii)	with a bank or other financial institution relating to borrowed money or to the granting of any security interests pursuant to any borrowing from a bank or financial institution;

(ix)	relating to the existence, creation, purchase or sale of any bonds, debentures, notes or long-term debts;

(x)	relating to outstanding letters of credit or constituting an agreement of guarantee or indemnification of the obligations or liabilities (contingent or otherwise) of any other Person or relating to commitments to purchase the assets of any other Person or to guarantee the price thereof;

(xi)	relating to the acquisition, disposition or lease since January 1, 1999, of any business operations or real property material to the business of the Zemex Group;

(xii)	limiting or restraining any Zemex Group Member from engaging in any activities or competing with any person;

(xiii)	which involves the use of a derivative, including any forward contracts or options;

(xiv)	relating to the settlement of any dispute under which any Zemex Group Member has ongoing monetary obligations in excess of $100,000;

(xv)	relating to the payment or receipt of royalties, license fees or similar payments involving payments in excess of $50,000 in any consecutive 12 month period

(exclusive of royalties payable under agreements customary for the industry that grant a Zemex Group Member the right to extract minerals) or relating to intellectual property of the Zemex Group (regardless of amounts payable thereunder); or

(xvi)	involving in excess of $500,000 being paid by or to the Zemex Group in any consecutive 12 month period.

(b)	Each Zemex Group Member, and, to the knowledge of Zemex, each of the other parties thereto, is in compliance with all covenants under, and no default on the part of any Zemex Group Member, or to the knowledge of Zemex, the other contracting parties thereto, exists under, any Contract of the type described in paragraph (a) to which such Zemex Group Member is a party, and no event with respect to any Zemex Group Member has occurred which, with notice or lapse of time or both, would directly or indirectly constitute such a default, except for such non-compliances or defaults as have not had and would not be reasonably likely to have a Material Adverse Effect.

Section 3.11 Absence of Certain Changes, Etc.

Except as described in Schedule 3.11 to the Zemex Disclosure Letter, since December 31, 2002:

(a)	there has been no Material Adverse Change in respect of the Zemex Group;

(b)	no Zemex Group Member has:

(i)	sold, transferred, distributed or otherwise disposed of or acquired a material amount of its assets, or agreed to do any of the foregoing, in each case other than in the ordinary course of business, consistent with past practices;

(ii)	implemented any change in its accounting principles, practices or methods, except as required by Law or GAAP;

(iii)	made or agreed to make any material capital expenditure or commitment for additions to property, plant or equipment in excess of $250,000 not reflected in the capital budget of Zemex for its 2003 fiscal year, a copy of which has been provided to Parentco;

(iv)	made or agreed to make any increase in the compensation payable to any employee or director, except in the ordinary course of business, consistent with past practices;

(v)	entered into any material transaction or material Contract, or amended or terminated any material transaction or material Contract except in the ordinary course of business;

(vi)	effected any material change in the practices followed by the Zemex Group in calculating bad debts, contingencies or other reserves;

(vii)	conducted its operations otherwise than in all material respects in the normal course of business; or

(viii)	agreed or committed to do any of the foregoing.

(c)	There has not been any declaration, setting aside or payment of any dividend or other distribution by Zemex.

Section 3.12 Subsidiaries

(a)	Schedule 3.12(a) to the Zemex Disclosure Letter sets forth with respect to each Subsidiary:

(i)	its jurisdiction of incorporation; and

(ii)	the percentage of each class of its equity securities owned, directly or indirectly, by Zemex.

(b)	Except as set forth in Schedule 3.12(b) to the Zemex Disclosure Letter, all of the outstanding shares in the capital of each Subsidiary owned of record or beneficially by Zemex (directly or indirectly) are so owned free and clear of all Liens. Zemex does not own, directly or indirectly, any equity interest of or in any entity or enterprise organized under the Laws of any domestic or foreign jurisdiction other than the Subsidiaries.

(c)	All outstanding shares in the capital of, or other equity interests in, each Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable.

(d)	Except as described in Schedule 3.12(d) to the Zemex Disclosure Letter, there are no authorized, outstanding or existing:

(i)	proxies, voting trusts or other agreements or understandings with respect to the voting of any shares in the capital stock of any Subsidiary to which any Subsidiary is party;

(ii)	securities issued by any Subsidiary that are convertible into or exchangeable for any shares in the capital of any Zemex Group Member;

(iii)	agreements, options, warrants or other rights capable of becoming agreements, options, warrants or other rights to purchase or subscribe for any capital stock of, or securities convertible into or exchangeable for any shares in the capital of, any Subsidiary, in each case granted, extended or entered into by any Subsidiary;

(iv)	stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of any Subsidiary;

(v)	agreements of any kind to which any Subsidiary is party which may obligate any Subsidiary to purchase any of its own securities or those of any other Zemex Group Member; or

(vi)	agreements to which any Subsidiary is party containing any right of first negotiation or refusal with respect to the equity securities of any Subsidiary.

Section 3.13 Capitalization

(a)	The authorized capital of Zemex consists of an unlimited number of common shares and an unlimited number of first preference shares, of which 7,902,105 Shares, and no first preference shares, were issued and outstanding as of February 25, 2003. Zemex has granted Zemex Options pursuant to the Zemex Option Plan to purchase a total of 1,047,150 Shares. Schedule 3.13(a) to the Zemex Disclosure Letter sets forth as of the date of this Agreement all outstanding Zemex Options that Zemex has granted pursuant to the Zemex Option Plan and, with respect to each Zemex Option: (i) the holder, (ii) the date of grant, (iii) the exercise price, and (iv) the vesting and expiration dates.

(b)	All of the outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable.

(c)	There are 50,480 Shares reserved for issuance under Zemex’s 1999 Employee Stock Purchase Plan and no Shares reserved for issuance under Zemex’s Key Executive Common Stock Purchase Plan (collectively, the “Zemex Share Purchase Plans”).

(d)	Other than as set forth in (i) Section 3.13(a) above, (ii) the Zemex Option Plan and (iii) the Zemex Share Purchase Plans, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Zemex Group Member is a party or by which it is bound obligating Zemex to issue, deliver or sell, or cause to be issued, delivered or sold, redeem or otherwise acquire, any Shares or any other securities or other ownership interests in Zemex.

(e)	Except as described in Schedule 3.13(e) to the Zemex Disclosure Letter, there are no authorized, outstanding or existing:

(i)	proxies, voting trusts or other agreements or understandings with respect to the voting of any shares in the capital stock of Zemex to which Zemex is party;

(ii)	securities issued by Zemex that are convertible into or exchangeable for any capital stock of Zemex;

(iii)	agreements, options, warrants or other rights capable of becoming agreements, options, warrants or other rights to purchase or subscribe for any capital stock of, or securities convertible into or exchangeable for any capital stock of, Zemex, in each case granted, extended or entered into by Zemex;

(iv)	stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Zemex;

(v)	agreements of any kind to which Zemex is party which may obligate Zemex to purchase any of its own securities or those of any other Zemex Group Member; or

(vi)	agreements to which Zemex is party containing any right of first negotiation or refusal with respect to the equity securities of Zemex.

Section 3.14 Environmental Matters

Except as set forth in Schedule 3.14 to the Zemex Disclosure Letter:

(a)	Each Zemex Group Member is and since January 1, 1998 has been in compliance with all applicable Environmental Laws, except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect.

(b)	The Zemex Properties have not been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws. To the knowledge of Zemex, no Zemex Group Member or any other Person in control of any Zemex Property, has caused or permitted the Release of any Hazardous Substances at, in, on, under or from any Zemex Property, except in compliance in all material respects with all Environmental Laws. All Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the Zemex Properties have been handled, recycled, disposed of, treated and stored in compliance in all material respects with all Environmental Laws. There are no Hazardous Substances at, in, on, under or migrating from Zemex Property, except in compliance in all material respects with all Environmental Laws.

(c)	To the knowledge of Zemex, no Zemex Group Member, or any other Person for whose actions a Zemex Group Member may be partially or wholly liable, has transported, treated or disposed, or arranged for the transportation, treatment or disposal, of any Hazardous Substances at or to any location: (i) listed on any list of hazardous sites or sites requiring Remedial Action issued by any Governmental Entity, including the US CERCLA National Priorities List, or any similar federal, state or provincial lists; (ii) proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action, including the US CERCLA National Priorities List, or any similar federal, state or provincial lists; or (iii) the subject of enforcement actions by any Governmental Entity that creates the reasonable potential for any proceeding, action, or other claim against any Zemex Group Member. No site or facility now or previously owned, operated or leased by any Zemex Group Member is listed or proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action or is or will be the subject of Remedial Action.

(d)	To the knowledge of Zemex, no Zemex Group Member or any other Person for whose actions a Zemex Group Member may be partially or wholly liable, has caused or permitted the Release of any Hazardous Substances on or to any of the Zemex Properties, in such a manner as: (i) would be reasonably likely to impose Liability for cleanup, natural resource damages, loss of life, personal injury, nuisance, or damage to other property; or (ii) would be reasonably likely to result in imposition of a Lien on any of the Zemex Properties or the assets of any Zemex Group Member.

(e)	None of the Zemex Properties has or is required to have any deed notices or restrictions, institutional controls, covenants that run with the land or other restrictive covenants or notices arising under any Environmental Laws.

(f)	No Zemex Group Member has received any notice, formal or informal, of any proceeding, action or other claim, Liability or potential Liability arising under any Environmental Laws, from any Person related to any of the Zemex Properties, which is pending as of the date hereof.

(g)	Zemex has made available to Parentco copies of all environmental or occupational health and safety audits, orders, prosecutions, evaluations, assessments, tests, reports and studies related to any of the Zemex Properties which are in the possession of any Zemex Group Member.

Section 3.15 Permits; Ownership

(a)	Each Zemex Group Member possesses all certificates, franchises, licenses, permits, grants, easements, covenants, certificates, orders, authorizations and approvals issued to or granted by any Governmental Entities or other third parties (collectively, “Permits”), including pursuant to any Environmental Law, necessary to own, lease and/or operate its properties and to conduct its business as such business is currently conducted, except to the extent the failure to possess such Permits would not be reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 3.15 to the Zemex Disclosure Letter: (i) all such Permits are validly held by such Zemex Group Member, and such Zemex Group Member has complied in all respects with all terms and conditions thereof, except to the extent the failure to so comply would not be reasonably likely to have a Material Adverse Effect; (ii) none of such Permits which are material to the business or operations of the Zemex Group will be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the Arrangement; and (iii), neither Zemex nor any other Zemex Group Member has received any written notice, notice of violation or probable violation, notice of revocation or other written communication from or on behalf of any Governmental Entity, alleging (A) any violation of any such Permit, which violation has not heretofore been corrected, or (B) that such Zemex Group Member requires any Permit required for its business as such business is currently conducted, that is not currently held by it, in any case in which the failure to possess such a Permit would be reasonably likely to have a Material Adverse Effect.

(b)	There is no agreement, judgment, injunction, order or decree binding upon any Zemex Group Member that has, or would reasonably be expected to have, the effect of prohibiting, restricting or impairing any business practice of such Zemex Group Member, any acquisition of property by such Zemex Group Member or the conduct of business by any of them as currently conducted, other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(c)	With respect to each of the Zemex Properties that is owned by a Zemex Group Member, such Zemex Group Member is in exclusive possession thereof and has good, sufficient and marketable title to the real property interests, including fee simple estate of and in real property, and any necessary easements, rights of way, access to public roadways and licenses from adjacent land owners or authorities permitting the use of land by it necessary to permit the operation of its business as presently owned and conducted, except for failures of title and absences of easements, rights of way, access and licenses that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

(d)	With respect to each of the Zemex Properties that is leased by a Zemex Group Member or occupied pursuant to agreements permitting the extraction of minerals, except to the extent the failure of any of the following matters would not be reasonably likely to have a Material Adverse Effect: (i) the relevant Zemex Group Member is in exclusive possession of such property, other than Zemex Properties as to which a Zemex Group Member holds rights to extract minerals; (ii) in the case of Zemex Properties as to which a Zemex Group Member holds rights to extract minerals, such Zemex Group Member has the exclusive right to extract minerals of the type mined or processed by such Zemex Group Member at such Zemex Property; (iii) the relevant Zemex Group Member has not received any notice of default of any of the terms or provisions of such leases or agreements permitting the extraction of minerals; (iv) the execution, delivery and performance of this Agreement by Zemex and the consummation of the Arrangement will not cause a default or termination, or give rise to the right of termination, or right of first refusal or other pre-emptive right, under any such leases or contracts; (v) such leases and other contracts are valid and are in good standing; and (vi) Zemex has no knowledge of any act or omission or any condition on such properties which would be considered or construed as a default under any such lease or other contract. No Zemex Group Member is a party to, or under any agreement to become a party to, any lease with respect to a Zemex Property, which, if terminated, would be reasonably likely to have a Material Adverse Effect.

(e)	The mineral reserves in respect of which the Zemex Group currently conducts mining operations and those where the Zemex Group currently plans to conduct mining operations within the next five years are included within the Zemex Properties. The Zemex Group has valid ownership of or leasehold interests or rights to extract minerals in all such reserves sufficient to permit the Zemex Group to carry out the mining operations it currently conducts or plans to conduct within the next five years.

(f)	To the knowledge of Zemex, the fixed and tangible assets used by the Zemex Group in the conduct of its business, including buildings, plants, structures and equipment, taken as a whole, are structurally sound, in good operating condition, maintenance and repair, subject to ordinary wear and tear, and are adequate for the uses to which they are being put, and none of such assets which are material to the operations of the Zemex Group is in need of maintenance or repairs except for ordinary, routine maintenance or repairs that are not (alone or in the aggregate) material in nature or cost and except for matters referred to in the Zemex Group’s 2003 capital budget. Such assets are sufficient for the continued conduct of such businesses after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.16 MSHA, OSHA Matters

Each Zemex Group Member is in compliance with the requirements of each of the Federal Mine Safety and Health Act of 1977, as amended, and the regulations promulgated thereunder, the Occupational Safety and Health Act of 1970, as amended, and the regulations promulgated thereunder and any similar Laws of any foreign, state, provincial or local jurisdiction (collectively, the “Safety Acts”), except for any matter disclosed on Schedule 3.16 to the Disclosure Letter and except for any non-compliance which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. No Zemex Group Member has received any citation from the Mine Safety and Health Administration, the Occupational Safety and Health Administration or any other Governmental Entity setting forth any respect in which the facilities or operations of such Zemex Group Member are not in compliance with the Safety Acts, or the regulations under such acts, which non-compliance has not been corrected or remedied to the satisfaction of such Governmental Entity, except in all such cases for any non-compliance that would not be reasonably likely to to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.17 [Reserved]

Section 3.18 Brokers

Except as disclosed on Schedule 3.18 to the Zemex Disclosure Letter, no Zemex Group Member or their respective Advisers have retained any broker or finder in connection with the Arrangement or the other transactions contemplated hereby, nor have any of the foregoing incurred any Liability to any broker or finder by reason of any such transaction.

Section 3.19 Books and Records

The financial books, records and accounts of Zemex and the other Zemex Group Members: (a) have been maintained in accordance with generally accepted accounting practices on a basis consistent with prior years; (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Zemex and the other Zemex Group Members; and (c) accurately reflect all material transactions to which each Zemex Group Member has been a party. The books and records of the Zemex Group made available to Parentco or its Advisers in connection with their due diligence investigations are the original books and records of such entities and contain copies of all proceedings of the directors, shareholders and other Securityholders of such entities (or certified copies thereof).

Section 3.20 Undisclosed Liabilities

Except as disclosed on Schedule 3.20 to the Zemex Disclosure Letter, there are no material Liabilities of the Zemex Group of any kind whatsoever, whether known or unknown, and whether or not accrued and whether or not determined or determinable, in respect of which any Zemex Group Member may become liable on or after the consummation of the transactions contemplated hereby other than:

(a)	Liabilities disclosed on or reflected or provided for in the Fiscal 2002 Financial Statements and not discharged since the date of the Fiscal 2002 Financial Statements;

(b)	Liabilities incurred in the ordinary course of business of the Zemex Group since the date of the Fiscal 2002 Financial Statements and not discharged, none of which has had or would be reasonably likely to have a Material Adverse Effect; and

(c)	Liabilities which are fully covered by insurance maintained by the Zemex Group (except for customary deductibles).

Section 3.21 Intellectual Property

The Zemex Group owns, licenses or otherwise has the right to use all patents, copyrights, trademarks, trade names and other intellectual property currently used or necessary for the conduct of its business as now conducted without any known conflict with the rights of others, which conflict, if decided adversely to the Zemex Group, would be reasonably likely to have a Material Adverse Effect.

Section 3.22 Fairness Opinion

The Board of Directors has received an opinion from TD Securities, Inc. that the transactions contemplated by this Agreement and the other Transaction Documents are fair from a financial point of view to the Shareholders other than Dundee (the “Fairness Opinion”).

Section 3.23 Affiliated Transactions

Except as described in Schedule 3.23 to the Zemex Disclosure Letter, none of the Zemex Group Members is a party to or bound by any contractual obligation with any of the stockholders, directors, officers, employees or consultants of any of the Zemex Group Members or with any of their Affiliates or any member of their respective immediate families (each, an “Insider”), other than ordinary employment arrangements in the ordinary course of business, and no Insider owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in any business of any of the Zemex Group Members. Section 3.23 of the Zemex Disclosure Letter describes all services provided to or for the benefit of any of the Zemex Group Members by any Insider (other than ordinary employment services in the ordinary course of business) and the costs and expenses charged to any of the Zemex Group Members in respect thereof.

Section 3.24 No Illegal Payments

To the knowledge of Zemex, none of the Zemex Group Members, or any of the directors, officers, employees or agents of any of the Zemex Group Members, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment, bribe, kick-back or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder any Zemex Group Member (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose, in each case, which would have been illegal under the Foreign Corrupt Practices Act or any other requirement of Law. To the knowledge of Zemex, none of the Zemex Group Members, or any current director, officer, agent, employee or other Person acting on behalf of any of them, has accepted or received any unlawful contribution, payment, gift, entertainment or expenditure in connection with his employment by any Zemex Group Member.

Section 3.25 Customers and Suppliers

During the fiscal year ended December 31, 2002, no customer or related group of customers accounted for more than 10% of the consolidated gross revenues of the Zemex Group. Zemex has no knowledge that the benefits of any relationship with any customer or supplier of the Zemex Group whose purchases from or sales to the Zemex Group during the fiscal year ended December 31, 2002 exceeded $250,000 will not continue after the date hereof in substantially the same manner as prior to the date hereof, including assuming the completion of the transactions contemplated hereby.

Section 3.26 Parentco Financing Commitments

Zemex acknowledges that it has received a copy of the financing commitments of Parentco referred to in Section 2.02(h) and that Zemex is satisfied with the terms and conditions of such financing commitments.

Section 3.27 No Misrepresentations; Accuracy of Copies

The representations and warranties of Zemex in this Agreement, including the Zemex Disclosure Letter, do not omit to state a material fact necessary in order to make the representations and warranties contained herein (including the matters set forth in the Zemex Disclosure Letter) in light of the circumstances in which they have been made, not misleading. All copies of documents which Zemex has furnished or made available to Parentco are accurate and complete.

ARTICLE IV

COVENANTS OF PARENTCO AND SUBCO

Parentco and Subco hereby covenant that from and after the Closing Date:

Section 4.01 Continuance of Indemnification and Exculpation Rights

(a)	Parentco agrees that all rights to indemnification or exculpation existing on the date of this Agreement in favour of the directors, officers, employees or agents of any Zemex Group Member as provided in Zemex’s Constating Documents or the Constating Documents of any other Zemex Group Member or in any indemnification agreement made in accordance with applicable Laws to which Zemex or any other Zemex Group Member is a party as in effect as of the date of this Agreement shall survive the Arrangement and shall continue in full force and effect for a period of not less than six years after the Effective Time in respect of facts or events that occurred prior to the Effective Time. Parentco shall cause the applicable Zemex Group Members to fulfill any such rights to indemnification or exculpation.

(b)	For a period of six years after the Effective Time, Parentco shall cause to be maintained in effect for all present and former directors and officers of Zemex Group Members the current directors’ and officers’ liability insurance policy maintained by Zemex (provided that Parentco may substitute therefor a substantially equivalent policy, subject to terms in the aggregate no less advantageous to the directors and officers of the Zemex Group Members than those contained in the policy in effect on the date hereof) with respect to claims arising from facts or events that occurred prior to the Effective Date.

(c)	The provisions of this Section 4.01 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, (ii) held in trust by Zemex for the benefit of each indemnified party, (iii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise, and (iv) binding on the successors and assigns of Parentco and Zemex. Each of the Persons referred to in clause (i) shall be entitled to enforce the covenants contained in this Section 4.01.

Section 4.02 Employee Benefits; Certain Benefits

(a)	From and after the Effective Time, Parentco will cause the Zemex Group to honor in accordance with their terms (including terms providing for equitable adjustment and trust funding) all Employee Plans and Foreign Plans with respect to any rights or benefits to which any Person shall be entitled and which arose on or prior to the Effective Date.

(b)	Parentco and Subco agree that, from the Effective Time and until at least December 31, 2005, subject to applicable Law, the Zemex Group will provide benefit plans to employees employed by any Zemex Group Member as of the Effective Time which will, in the aggregate, be no less favorable than those provided by the Zemex Group to their employees prior to the Effective Time; provided that the Zemex Option Plan, the Zemex Share Purchase Plans and any other equity based compensation plan or program shall be terminated as of the Effective Time and there shall be no requirement that the Zemex Group replace any of them or provide any benefit in lieu thereof; and provided, further, that the annual aggregate cost of maintaining all such benefit plans (excluding any contributions required to be made to the existing Zemex Group pension plan) does not exceed 120% of the aggregate cost for maintaining such plans in 2002. Without limiting the generality of the foregoing, each of Parentco and Subco agrees that awards granted to and contingent payments promised to current and former employees of any Zemex Group Member under incentive compensation plans or programs, in respect of each performance period or cycle in effect as of the Effective Time (the amounts of which have been made known to Parentco before the execution of this Agreement) shall not be terminated or amended and shall be fully honored pursuant to the terms of each respective plan.

(c)	Parentco shall cause the Zemex Group Members who are obligated to make such payments to pay all stay bonuses, sale bonuses, change of control and severance payments which become due and owing by virtue of the Arrangement (the amounts of which have been made known to Parentco before the execution of this Agreement). Such payments shall be made in accordance with the terms of the agreements providing for such bonuses and payments. All such payments shall be subject to withholding as required by applicable Law.

(d)	The provisions of this Section 4.02 are (i) intended for the irrevocable benefit of, and to grant third party rights to, the employees of the Zemex Group employed as of the Effective Time, (ii) held in trust by Zemex for the benefit of such Persons, and (iii) binding on all successors and assigns of Parentco and Zemex. Each of the Persons referred to in clause (i) shall be entitled to enforce the covenants contained in this Section 4.02.

ARTICLE V

PRE-CLOSING COVENANTS

     From and after the date hereof and until the first to occur of the Closing Date or the date on which this Agreement is terminated pursuant to Section 10.02, unless Parentco (in the case of covenants of Zemex) or Zemex (in the case of covenants of Parentco) shall otherwise agree in writing:

Section 5.01 Access

Subject to Parentco’s continuing compliance with the Confidentiality Agreement, Zemex shall permit, and shall cause each other Zemex Group Member to permit:

(a)	Parentco and its Advisers to have full access at reasonable times upon reasonable prior notice to all properties, books, accounts, records, Contracts, files, correspondence, Tax records and documents of or relating to the Zemex Group, including auditor’s working papers and management letters and to discuss such matters with the executive officers of the Zemex Group. Zemex shall make available to Parentco and its Advisers such other information concerning its business and properties in its possession or under its control as Parentco may reasonably request; and

(b)	Parentco to conduct, or cause its Advisers to conduct, such reviews, inspections, surveys, tests, and investigations of the assets of the Zemex Group as they deem necessary or advisable provided such reviews are conducted at reasonable times and in a reasonable manner.

Section 5.02 Ordinary Course

Zemex shall, and shall cause each other Zemex Group Member to, conduct its business only in the ordinary course and use all commercially reasonable efforts to preserve its business organizations intact and its existing relations with customers, suppliers, employees and business associates, and, except as otherwise provided in this Agreement or as required by applicable Law, Zemex shall not (and shall cause each other Zemex Group Member not to) do any of the following without the prior written consent of Parentco:

(a)	sell or pledge or agree to sell or pledge any capital stock owned by it in any other Zemex Group Member;

(b)	amend its Constating Documents;

(c)	subdivide, split, combine, consolidate or reclassify any of its outstanding shares of capital stock;

(d)	permit any Zemex Group Member (other than Zemex) to declare, set aside or pay any dividend or make any other distribution payable in cash, shares, stock, securities or property with respect to any of its shares of capital stock, other than intercompany dividends among Zemex Group Members that do not give rise to withholding or other Tax obligations;

(e)	repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or any securities convertible into or exchangeable or exercisable into any of its capital stock except pursuant to the terms of any securities outstanding as of the date hereof and which are set forth in Section 3.12 or Section 3.13 of the Zemex Disclosure Letter which require such repurchase, redemption, acquisition or exchange;

(f)	incur, guarantee, assume or modify any additional indebtedness for borrowed money other than in the ordinary and usual course of business consistent with past practice;

(g)	enter into any material transaction not in the ordinary and usual course of business consistent with past practice;

(h)	issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any of its capital stock or any securities convertible into or exchangeable or exercisable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its shares of capital stock other than pursuant to the exercise of Zemex Options outstanding under the Zemex Option Plan;

(i)	transfer, lease, license, sell, mortgage, pledge, encumber or dispose of any property or assets other than in the ordinary and usual course of business;

(j)	make, whether by arrangement, consolidation or purchase, any acquisition of, or investment in, assets, shares, capital stock or other securities of any other Person other than its wholly-owned Subsidiaries or in the ordinary and usual course of business, consistent with past practice;

(k)	except as may be required by applicable Law, establish, adopt, enter into, make, amend in any material respect, or make any elections under any collective bargaining agreement or Employee Plan or Foreign Plan, or, except in the ordinary course of business, make any payment in connection with the termination of any consulting or similar agreement, or enter into any new or amend any existing employment, consulting or other agreement providing compensation or benefits to any employee;

(l)	except as may be required to satisfy contractual obligations or Employee Plan or Foreign Plan obligations existing as of the date hereof and the requirements of applicable Law and except as required pursuant to the provisions of the Plan of Arrangement: (i) amend any Employee Plan or Foreign Plan where such amendment would increase any Zemex Group Member’s annual or aggregate liability or funding obligations in connection with such Employee Plan or Foreign Plan, (ii) terminate or merge any Employee Plan(s) or Foreign Plan(s), (iii) transfer assets from any Employee Plan or Foreign Plan, (iv) extend membership, benefits or coverage under any Employee Plan or Foreign Plan to any employee who is not currently eligible to receive such membership, benefits or coverage, other than in accordance with the terms of such Employee Plan or Foreign Plan, (v) incorporate any “change in control” provision into any Employee Plan or Foreign Plan, or modify any “change in control” provision presently contained in any Employee Plan or Foreign Plan, or (vi) transfer any employee from any Zemex Group Member to any other Zemex Group Member in circumstances where such transfer would materially increase the Zemex Group Members’ collective expenses in connection with the employment of such employee;

(m)	implement any change in its accounting principles, practices, or methods, other than as may be required by Law or GAAP;

(n)	alter (through arrangement, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Zemex or any other Zemex Group Member;

(o)	withdraw, permit or consent to the removal of any assets of any of the Employee Plan or Foreign Plans other than for the purpose of paying benefits in the ordinary course and the payment of expenses in accordance with past practice and under the terms of such plan;

(p)	amend the terms of any of its outstanding indebtedness, except as requested by Parentco (any such amendments to be effective only if the Closing occurs);

(q)	settle, compromise or otherwise terminate or agree to any termination of any pending or threatened lawsuit, claim, proceeding or investigation affecting any Zemex Group Member or any of their assets, rights or properties, other than such suits, claims, proceedings or investigations which are either (x) fully covered by insurance maintained by the Zemex Group (except for customary deductibles) or (y) fully reserved against in the Fiscal 2002 Financial Statements;

(r)	grant any new or amend any existing rights of indemnification or exculpation of the type described in Section 4.01(a) or waive any conditions to the exercise of such rights; or

(s)	authorize or enter into any agreement or understanding of any type whatsoever, whether written or oral, to take any of the actions referred to in this Section 5.02.

Section 5.03 Insurance

Zemex shall take commercially reasonable steps to ensure that the Zemex Group and all Zemex Properties continue to be insured substantially in the manner and to the extent they are currently insured.

Section 5.04 Closing Conditions

(a)	Each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable.

(b)	Parentco and Zemex shall promptly give the other Party written notice of the existence or occurrence of any event, condition or development which would make any representation or warranty herein contained of any Party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.

(c)	Subject to Section 5.07, no Party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any Party hereto or which would result in any representation or warranty herein contained of said Party being untrue in any material respect as if originally made on and as of the Closing Date.

Section 5.05 Securityholder Approval

(a)	Zemex shall use all commercially reasonable efforts to prepare as promptly as practicable after the date of this Agreement the Circular together with any other documents required under Canadian Securities Laws and US Securities Laws in connection with the Special Meeting. As promptly as practicable, Parentco shall provide to Zemex all such information concerning Parentco’s business and financial statements and affairs, and those of Subco, and all such other information as may be within the possession or control of Parentco, as Zemex may reasonably require or consider appropriate for inclusion in the Circular, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with Zemex’s counsel and auditors in the preparation of the Circular. Without limiting the foregoing, Zemex shall provide Parentco and its Advisers with a reasonable opportunity to comment on the material in the Circular and other disclosure documents prepared in connection therewith. Zemex covenants that the information relating to Zemex in the Circular will not, at the time of the mailing of the Circular, contain any misrepresentation (such term, for the purposes of this paragraph (a), shall have the meaning ascribed to it in the Securities Act (Ontario)), untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such misrepresentation, untrue statement of a material fact or omission to state a material fact was made by Zemex in reliance upon and in conformity with written information concerning Parentco which was furnished to Zemex specifically for inclusion in the Circular. If at any time prior to the Special Meeting any event with respect to Zemex, its officers, Board of Directors or any other Zemex Group Member shall occur that is required to be described in the Circular, Zemex shall give prompt notice to Parentco of such event.

(b)	Zemex shall file the Circular and all other documentation with the SEC and any other Governmental Entity as required by applicable Laws as soon as practicable and in any event prior to the twentieth Business Day after the date of this Agreement, provided that the Circular and other documentation, and any amendments or supplements thereto, shall not be filed except with the prior written consent of Parentco (such consent not to be unreasonably withheld or delayed); provided, further, that said 20 Business Day period shall be extended by the period of any delay resulting from the failure of Parentco to furnish information relating to Parentco which is required to be included in the Circular or resulting from any unreasonable delay by Parentco in giving its written consent to the filing of the Circular. Zemex shall promptly inform Parentco of, and respond to, any comments of the SEC or other applicable Governmental Entity with respect to the Circular and any other filings. Parentco shall cooperate with Zemex in furnishing any information regarding Parentco or Subco as may be necessary in order for Zemex to respond to any comments of the SEC or other applicable Governmental Entity which pertain to Parentco or Subco.

(c)	As soon as practicable after all material comments of the SEC on the Circular have been received, Zemex shall apply to the Court pursuant to Section 192(4) of the CBCA for the Interim Order and, as soon as practicable after the Circular has been cleared by the SEC and the Interim Order has been obtained from the Court, Zemex shall call and hold the Special Meeting and mail the Circular and all other documentation required in connection with the Special Meeting to each Securityholder. The Special Meeting shall be held at the earliest practicable date following the mailing of the Circular to the Securityholders. Zemex shall use commercially reasonable efforts to obtain the Securityholder Approval and, without limitation, in the absence of any material breach of this Agreement by Parentco or Subco, the Board of Directors shall and shall continue to unanimously recommend that the Securityholders vote to approve the Arrangement Resolution, subject only to Section 5.07 hereof.

(d)	If the Arrangement Resolution is approved at the Special Meeting, as provided in the Interim Order, as soon as reasonably practicable thereafter, at a time determined with Parentco, and with Parentco’s consent, which shall not unreasonably be withheld or delayed, Zemex shall take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such manner as the Court may direct.

(e)	Zemex shall cause all filings it is responsible for filing with the SEC or other Governmental Entity under this Section 5.05 to comply as to form and substance, in all material respects, with the applicable requirements of Canadian Securities Laws and US Securities Laws. The Circular shall include, inter alia, (i) the unanimous recommendation of the Board of Directors to the Securityholders that they vote in favour of approval of the Arrangement Resolution, subject to the right of the Board of Directors to withdraw or amend its recommendation in compliance with Section 5.07 of this Agreement, and (ii) the Fairness Opinion.

(f)	If determined by Zemex to be necessary, Zemex shall use all commercially reasonable efforts to obtain an exemption from the requirements of OSC Rule 54-501 Prospectus Disclosure applicable to the Circular insofar as it relates to the inclusion of historical and pro-forma financial information relating to Zemex and/or Parentco and any similar requirement under applicable Canadian Securities Laws or US Securities Laws.

(g)	Zemex shall, as soon as reasonably practicable following the execution and delivery of this Agreement, provide Parentco with a current and complete list of Shareholders prepared by Zemex or Zemex’s transfer agent (as well as a security position listing from each depositary, including The Canadian Depository for Securities Limited and CEDE & Co.) and a current and complete list of holders of Zemex Options and any other options, rights, warrants or convertible securities currently outstanding (with full particulars as to the purchase, exercise or conversion price, vesting and expiry date) prepared by Zemex, and obtain and deliver to Parentco thereafter upon reasonable demand supplemental lists setting out any changes thereto, all such deliveries to be both in printed form and in computer-readable format.

(h)	Zemex shall permit representatives of Parentco and its Advisers to attend the Special Meeting and shall consult with Parentco and its Advisers with respect to any decisions concerning the conduct of the Special Meeting including, without limitation, any decision to disqualify any proxies from voting at such meeting or to prevent any Securityholder from voting at such meeting.

Section 5.06 Defense of Proceedings

Zemex, on the one hand, and Parentco, on the other hand, shall vigorously defend, or shall cause to be vigorously defended, any lawsuits or other legal proceedings brought against (x) any Zemex Group Member or their respective officers, directors or shareholders, or (y) Parentco, Subco or their respective officers, directors or shareholders, challenging this Agreement or the completion of the Arrangement, and the Parties shall cooperate with each other in all respects in such defense. Neither Parentco nor Zemex shall compromise or settle any claim brought in connection with the Arrangement, without the prior written consent of the other Party.

Section 5.07 No Shop

(a)	From and after the date hereof until the first to occur of the Effective Date and the Termination Date, Zemex shall not, and it shall ensure that the other Zemex Group Members and their respective directors do not, and shall not permit its or their respective officers, employees, representatives, or other Advisers, directly or indirectly, to:

(i)	solicit, initiate or engage in discussions or negotiations with any Person, encourage submission of any inquiries, proposals or offers by, or take any other action intended or designed to facilitate the efforts of any Person, other than Parentco, relating to:

(A)	the possible acquisition of, or a business combination with, Zemex or any other Zemex Group Member (whether by way of amalgamation, arrangement, merger, consolidation, business combination, joint venture, take-over bid, purchase of shares, purchase of assets or otherwise);

(B)	the possible acquisition of any material portion of its or their shares or assets in a transaction other than as described in subparagraph (C);

(C)	any tender offer, take over bid, exchange offer, secondary purchase or similar transaction made by any Person or entity involving the acquisition or lock up of 10% or more of the outstanding Shares; or

(D)	any other transaction or series of related transactions, the consummation of which would reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the Arrangement;

(any of the foregoing, a “Competing Proposal”); or

(ii)	provide non-public information with respect to Zemex or any other Zemex Group Member, or afford any access to the properties, books or records of the same, to any Person, other than Parentco, that may wish to propose or pursue a Competing Proposal;

provided, however, that in response to an unsolicited, bona fide, written Competing Proposal, Zemex may: (A) furnish such information or access with respect to it and the Zemex Group to the Person making such Competing Proposal pursuant to a confidentiality agreement with such Person, the terms of which are no more favourable to such Person than the terms of the Confidentiality Agreement are to Parentco and (B) participate in negotiations regarding such Competing Proposal, but in each case only if: (x) the Board of Directors determines in good faith, on the basis of advice from outside counsel that is reflected in the minutes of a meeting of the Board of Directors, that such action is necessary in order for the Board of Directors to properly exercise its fiduciary duties, and (y) Zemex complies with Section 5.07(f) with respect to such Competing Proposal.

(b)	Without limiting paragraph (a), it is understood that any violation of the restrictions set forth in paragraph (a) by a Zemex Group Member or any officer, director or employee or other Adviser or representative of any Zemex Group Member shall be deemed to be a breach of this Section 5.07 by Zemex. Zemex shall, and shall direct each other Zemex Group Member and their respective directors, officers, employees, representatives, and other Advisers to, immediately cease any and all activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

(c)	Except as permitted in Section 5.07(d), neither the Board of Directors nor any committee thereof shall:

(i)	withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parentco, its approval of the Arrangement or this Agreement or the transactions contemplated hereby;

(ii)	approve or recommend, or propose to approve or recommend, any Competing Proposal;

(iii)	cause or permit any Zemex Group Member to enter into any agreement, including an agreement in principle or letter of intent (any such agreement, a “Competing Transaction Agreement”), to effect a Competing Proposal; or

(iv)	make any public announcement or take any other action inconsistent with or which could reasonably be likely to be regarded as detracting from the recommendation of the Board of Directors to vote in favour of the Arrangement Resolution.

(d)	Notwithstanding the preceding paragraphs of this Section 5.07, if Zemex has received a Competing Proposal that is a Superior Proposal (as defined below), the Board of Directors may (subject to the other terms of this Section 5.07(d)):

(i)	withdraw or modify its recommendation of the Arrangement or this Agreement;

(ii)	approve or recommend a Superior Proposal; or

(iii)	cause Zemex to terminate this Agreement as provided in Article X and cause Zemex or any other Zemex Group Member to enter into a Competing Transaction Agreement to effect a Superior Proposal;

but in each case only if: (x) the Board of Directors shall determine in good faith, on the basis of advice from outside counsel that is reflected in the minutes of a meeting of the Board of Directors, that such action is necessary in order for the Board of Directors to properly discharge its fiduciary duties; and (y) Zemex shall have furnished Parentco with notice (orally or in writing) at least four Business Days prior to the date any such actions are proposed to be taken specifying which actions are proposed to be taken and Parentco shall not, within such four Business Day period, have offered to amend the terms of this Agreement to provide that the cash consideration payable to the Securityholders pursuant to the Arrangement is equal to or greater than the fair market value of the consideration payable pursuant to such Competing Proposal. If Parentco shall make such an offer during such period, the parties hereto shall enter into an amendment to this agreement with Zemex reflecting Parentco’s amended proposal (provided that such agreement shall be on and subject to the same terms and conditions as this Agreement, mutatis mutandis, except with respect to the increased consideration provided thereunder) and Parentco and Zemex shall use their reasonable best efforts to communicate any such increase to Securityholders and to ensure that any such increase is presented to Securityholders at the Special Meeting.

(e)	The term “Superior Proposal” shall mean any bona fide Competing Proposal that (i) provides for the payment of consideration to each Securityholder in an amount that is greater than the amount payable to each Securityholder pursuant to the Arrangement; (ii) is not subject to any condition as to financing; (iii) will result in a transaction more favorable to the Securityholders than the Arrangement; and (iv) in the good faith judgment of the Board of Directors is capable of being completed on the terms proposed within a reasonable period of time (including the obtaining of any necessary approvals of Governmental Entities). If the consideration payable pursuant to the Superior Proposal is payable wholly or partially in the form of securities (other than securities that are immediately redeemable or exchangeable for cash for which adequate provision has been made to ensure the payment of such cash consideration upon redemption or exchange), the determination by the Board of Directors that the consideration payable to each Securityholder pursuant to such Superior Proposal is greater than the amount payable to each Securityholder pursuant to the Arrangement shall be based upon the advice of an independent, nationally recognized investment bank (which may be TD Securities Inc.), which advice is reflected in the minutes of a meeting of the Board of Directors.

(f)	Zemex shall promptly advise Parentco orally and subsequently in writing of:

(i)	any request for information which may relate to a Competing Proposal;

(ii)	any Competing Proposal, including the terms thereof and any amendments or modifications thereto; or

(iii)	any inquiry with respect to or that could lead to a Competing Proposal.

(g)	Nothing contained in this Section 5.07 shall prohibit the Board of Directors from distributing a directors’ circular in response to a take over bid in accordance with Section 99 of the Securities Act (Ontario) and the equivalent provisions of other Canadian

Securities Laws and US Securities Laws provided, however, that the Board of Directors shall not, except as permitted by Section 5.07(d), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Arrangement or approve or recommend, or propose to approve or recommend, a Competing Proposal (it being understood that an affirmation by the Board of Directors of its recommendation will satisfy this proviso).

Section 5.08 Zemex Option Plan and Zemex Share Purchase Plans

(a)	Zemex shall not make any further grants of Zemex Options under the Zemex Option Plan or amend or modify any outstanding Zemex Options except as contemplated hereunder and in the Plan of Arrangement. Zemex and the Board of Directors shall take all such action as may be necessary or desirable to terminate the Zemex Option Plan as of the Effective Time.

(b)	Zemex shall not sell or offer to sell any additional Shares pursuant to Zemex’s 1999 Key Executive Share Purchase Plan. Zemex and the Board of Directors shall take all such action as may be necessary or desirable to terminate such plan as of the Effective Time.

(c)	Zemex and the Board of Directors shall promptly take all such action as may be necessary or desirable to cause Zemex’s 1999 Employee Stock Purchase Plan to be amended so as to provide that:

(i)	no further purchases of Shares under such plan shall be permitted on or after the date of this Agreement; and

(ii)	such plan shall terminate as of the Effective Time.

(d)	Zemex shall cause any employee contributions held by it under Zemex’s 1999 Employee Stock Purchase Plan as of the Effective Time that have not previously been refunded pursuant to such plan to be refunded to the applicable employee as soon as reasonably practicable following the Effective Time.

Section 5.09 Additional Reports

Zemex shall promptly furnish to Parentco copies of any reports of any kind that it files with the SEC on or after the date hereof. Zemex agrees that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which it was made, not misleading; provided, that the foregoing shall not apply to the financial statements contained therein (which are covered by the following sentence). Any consolidated financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of Zemex and its consolidated Subsidiaries as of the dates thereof and their results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except to the extent that such financial statements do not include all of the notes required by GAAP).

Section 5.10 Confidentiality Agreement

Parentco, Subco, Zemex and their respective officers, directors, Advisers and Affiliates, shall continue to be bound by, and shall abide by, the Confidentiality Agreement.

ARTICLE VI

OTHER COVENANTS OF THE PARTIES

Section 6.01 Consents and Notices

Promptly after the date hereof:

(a)	To the extent requested by Parentco, the Parties shall use all reasonable efforts, and the Parties shall cooperate with each other to obtain, all consents, waivers, approvals and authorizations, in addition to those set forth in clause (b) below, which may be necessary to effect the Arrangement and the other transactions contemplated herein and by the other Transaction Documents, including obtaining those consents, waivers, approvals and authorizations described in the Zemex Disclosure Letter which Parentco shall identify by written notice delivered to Zemex; and

(b)	Each of Parentco and Zemex shall promptly execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required, or which the other Party may reasonably request in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Each of Parentco and Zemex shall use commercially reasonable efforts to obtain promptly all such authorizations, approvals and consents.

Section 6.02 Comfort Letter

If Zemex is unable, or chooses not, to obtain the exemptions referred to in Section 5.05(f), Zemex shall use all reasonable efforts to cause a “comfort” letter of Deloitte & Touche LLP or other nationally recognized certified public accounting firm to be delivered to Parentco, dated the date of the Circular and addressed to Parentco, in form and substance reasonably satisfactory to Parentco and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as the Arrangement.

Section 6.03 Press Releases

Before issuing any press release or otherwise making any public statements with respect to this Agreement or the Arrangement, Zemex and Parentco shall consult with each other and shall undertake commercially reasonable efforts to agree upon the terms of such press release, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with, or rules of, any stock exchange.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF PARENTCO AND SUBCO

Section 7.01 Conditions Precedent to Completion of Arrangement

     The obligation of Parentco and Subco to complete the Arrangement is subject to the satisfaction of the following conditions on or prior to the Closing Date, each of which may be waived by Parentco:

(a)	The representations and warranties of Zemex set forth in Article III (disregarding any materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct as of the date of this Agreement and on the Closing Date as if made on the Closing Date, except for (x) such representations and warranties made expressly as of a specified date, which shall be true and correct in all material respects as of such date, and (y) failures of such representations and warranties to be true and correct which, in the aggregate, would not have a Material Adverse Effect; and Parentco shall have received a certificate signed on behalf of Zemex by an executive officer thereof to such effect dated as of the Closing Date.

(b)	Zemex shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Parentco shall have received a certificate signed on behalf of Zemex by an executive officer thereof to such effect dated as of the Closing Date.

(c)	After the date of this Agreement, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect.

(d)	The Principal Securityholders shall have entered into the Support Agreements and such Support Agreements shall be in full force and effect, enforceable against such Principal Securityholders in accordance with their terms.

(e)	The Shareholders exercising Dissent Rights, if any, do not hold, in the aggregate, more than 5% of the outstanding Shares.

(f)	The consents, waivers, approvals and authorizations set forth in Schedule 7.01(f) to the Zemex Disclosure Letter shall have been obtained on terms and conditions satisfactory to the Parties, acting reasonably.

(g)	Each of the officers of Zemex set forth in Schedule 7.01(g) to the Zemex Disclosure Letter shall have resigned his employment with the Zemex Group, and no further amounts shall be payable to such officers in respect of their employment.

(h)	Suzorite Mica Products, Inc. shall have obtained a Certificate of Authorization from the Quebec Ministry of the Environment authorizing the extraction of not less than 120,000 tons of mica during any 3 to 4 year period from the Zemex Property located in Boucherville, Quebec.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF ZEMEX

Section 8.01 Conditions Precedent to Completion of Arrangement

The obligation of Zemex to consummate the Arrangement is subject to the satisfaction of the following conditions on or prior to the Closing Date, each of which may be waived by Zemex:

(a)	The representations and warranties of Parentco and Subco set forth in Article II shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects on the Closing Date as if made on the Closing Date, except for such representations and warranties made expressly as of a specified date, which shall be true and correct in all material respects as of such date; and Zemex shall have received a certificate signed on behalf of Parentco by an executive officer thereof to such effect dated as of the Closing Date.

(b)	Parentco and Subco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Parentco and/or Subco prior to or on the Closing Date, and Zemex shall have received a certificate signed on behalf of Parentco by an executive officer thereof to such effect dated as of the Closing Date.

(c)	Immediately prior to the Closing, Parentco shall have caused to be deposited with the Depositary the funds required to be paid to the Depositary pursuant to Section 3.2(d) of the Plan of Arrangement.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF ALL PARTIES

Section 9.01 Mutual Conditions Precedent

The obligations of Parentco, Subco and Zemex to complete the Arrangement are subject to the satisfaction of the following conditions on or prior to the Closing Date, each of which may be waived only with the consent in writing of Parentco and Zemex:

(a)	The Securityholders shall have approved the Arrangement Resolution at the Special Meeting in accordance with the Interim Order and in accordance with any conditions which may be imposed in the Interim Order.

(b)	The Final Order shall have been entered by the Court in form and substance satisfactory to each of Zemex and Parentco, each acting reasonably.

(c)	No temporary restraining order, preliminary injunction, permanent injunction or other order preventing the consummation of the Arrangement shall have been issued by any federal, state or provincial court (whether domestic or foreign) having jurisdiction and remain in effect.

(d)	There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, before any court or other Governmental Entity, that has a significant likelihood of success, seeking to restrain or prohibit the consummation of the Arrangement or any of the other transactions contemplated by this Agreement or any other Transaction Document.

(e)	The parties shall have received from CFIUS a letter stating that such committee has reviewed the information submitted to it regarding the proposed transaction, that there are no issues of national security under the Exon-Florio Amendment, and that no action with respect to the transactions contemplated hereby will be taken, or the review, under the appropriate regulations, shall have concluded without any notification that such transactions are to be suspended or terminated.

(f)	On the Effective Date, no cease trade order or similar restraining order that has been entered by the SEC, the OSC or any other securities regulatory authority in relation to the Shares shall be in effect.

ARTICLE X

CLOSING AND TERMINATION

Section 10.01 Closing

(a)	Subject to fulfillment or waiver of the conditions set forth in Articles VII, VIII and IX (other than such conditions as can only be fulfilled at the Closing), unless this Agreement shall have been terminated pursuant to this Article X, the Closing shall occur on the fifth Business Day following the day on which the last of the conditions set forth in Articles VII, VIII and IX (other than such conditions as can only be fulfilled at the Closing) shall have been fulfilled or waived, or at such other date as Parentco and Zemex shall agree. The Closing shall take place at 10:00 a.m., at the offices of Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, or at such other place and time on the Closing Date as the Parties shall mutually agree. Each of the Parties covenants and agrees to give the other Parties notice of the satisfaction of each of the conditions set forth in Articles VII, VIII and IX forthwith after their satisfaction.

(b)	On the Closing Date:

(i)	the Articles of Arrangement shall, if not previously executed and delivered, be executed and delivered by Zemex and filed with the Director; and

(ii)	all remaining Transaction Documents (other than this Agreement and the Support Agreements) which have not been executed and delivered prior to such date shall be executed and placed into escrow, to be released from escrow and delivered to the respective parties thereto concurrent with completion of the transactions provided for at the Closing.

Section 10.02 Termination of this Agreement

This Agreement may be terminated at any time prior to the Effective Time:

(a)	By mutual written consent of Parentco (on its own behalf and on behalf of Subco) and Zemex.

(b)	By Parentco (on its own behalf and on behalf of Subco) or Zemex, if any of the representations and warranties of the other Party (the “Breaching Party”) set forth in this Agreement is untrue or incorrect, and the result thereof has resulted or is likely to result in the failure of the conditions set forth in Section 7.01(a) or 8.01(a), as the case may be, to be satisfied and in such case such failure has not been cured within five Business Days following receipt by the Breaching Party of notice of such breach from the non-breaching Party (the “Non-Breaching Party”).

(c)	By the Non-Breaching Party if any of the covenants of the Breaching Party contained in this Agreement is breached in a material respect, and such breach has not been cured within five Business Days following receipt by the Breaching Party of notice of such breach from the Non-Breaching Party.

(d)	By either Parentco or Zemex if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of the Arrangement shall have become final and non-appealable.

(e)	By either Parentco or Zemex if the Arrangement Resolution is not approved by the Securityholders in accordance with the Interim Order, or the Final Order is not obtained from the Court.

(f)	By either Parentco or Zemex if the Closing shall not have occurred by July 1, 2003 (the “Termination Date”), provided, however that if the Closing has not been completed by such date because the Special Meeting has not been held because notice of the Special Meeting has not been given to the Securityholders, then Zemex shall not be entitled to terminate this Agreement; provided, further, that if on said date notice of the Special Meeting shall have been given to the Securityholders but the Special Meeting shall not have been held, the Termination Date shall be the tenth Business Day following the date on which the Special Meeting has been held; provided, further, that the right to terminate this Agreement under this Section 10.02(f) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

(g)	By Zemex, if Zemex or any other Zemex Group Member enters into a Competing Transaction Agreement in a manner or in circumstances permitted by Section 5.07 and Zemex has paid or simultaneously with terminating this Agreement pays Parentco the Termination Fee in accordance with Section 10.04 and otherwise complies with Section 5.07 hereof.

(h)	By Parentco, if:

(i)	the Board of Directors withdraws or modifies in a manner adverse to Parentco its approval of this Agreement or the Arrangement or its recommendation to the Securityholders to vote in favour of the Arrangement Resolution or approves or recommends a Competing Proposal or resolves to do any of the foregoing;

(ii)	Zemex or any other Zemex Group Member breaches Section 5.07 hereof in a material respect;

(iii)	Zemex or any other Zemex Group Member enters into a Competing Transaction Agreement to effect a Competing Proposal; or

(iv)	the Board of Directors has not, within five Business Days of receipt of a Competing Proposal, (A) confirmed, following Parentco’s request therefor, in writing to Parentco that it affirms and will not withdraw or modify, in any manner adverse to Parentco, its recommendation that the Securityholders vote in favour of the Arrangement Resolution, and (B) if requested by Parentco, made a public announcement to that effect.

Section 10.03 Certain Effects of Termination

In the event of termination of this Agreement as provided in Section 10.02:

(a)	except as provided in this Section 10.03, this Agreement shall forthwith become void, there shall be no liability on the part of Parentco, Subco, Zemex or any other Zemex Group Member, or any of their respective Affiliates, officers or directors, and all rights and obligations of any Party hereto shall cease;

(b)	each Party, if so requested by the other Party, will return promptly every document furnished to it by, or on behalf of, the other Party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which shall have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions, investors, Advisers and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made (it being understood that for the purposes of this Section 10.03, Parentco and Subco shall be deemed to be a single Party);

(c)	the Parties shall continue to abide by the terms of the Confidentiality Agreement notwithstanding any termination of this Agreement; and

(d)	this Section 10.03 and Sections 10.04 and 10.05 shall survive any termination of this Agreement.

Section 10.04 Termination Fee

(a)	In the event:

(i)	this Agreement is terminated by Zemex pursuant to Section 10.02(g); or

(ii)	Parentco terminates this Agreement in accordance with any of Section 10.02(c) or Section 10.02(h);

then Zemex shall promptly (but not later than the first Business Day following the date (x) on which Zemex enters into a Competing Transaction Agreement, if this Agreement is terminated by Zemex pursuant to Section 10.02(g) or by Parentco pursuant to Section 10.02(h), or (y) on which this Agreement is terminated by Parentco, if this Agreement is terminated by Parentco pursuant to Section 10.02(c)), pay to Parentco (by wire transfer of immediately available funds) a fee (the “Termination Fee”) of $3,000,000.

(b)	Zemex and Parentco each acknowledges that the Termination Fee constitutes liquidated damages which are a genuine pre-estimate of the damages which Parentco will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Zemex irrevocably waives any right it may have to raise a defence that any such liquidated damages are excessive or punitive.

Section 10.05 Walk-Away Fee

In the event Zemex terminates this Agreement in accordance with Section 10.02(c), Parentco shall promptly (but not later than the first Business Day following such termination) pay to Zemex, by wire transfer of immediately available funds, the sum of $3,000,000 (the “Walk-Away Fee”). Parentco and Zemex each acknowledges that the Walk-Away Fee constitutes liquidated damages which are a genuine pre-estimate of the damages which Zemex will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Parentco irrevocably waives any right it may have to raise a defence that any such liquidated damages are excessive or punitive.

Section 10.06 Survival of Representations and Warranties

The representations and warranties of the Parties set forth in Articles II and III shall not survive the Closing.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Further Actions

From time to time, as and when requested by any Party, the other Parties shall execute and deliver, and use all reasonable efforts to cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may reasonably be requested in order to:

(a)	carry out the intent and purposes of this Agreement;

(b)	effect the Arrangement (or to evidence the foregoing); and

(c)	consummate and give effect to the other transactions, covenants, and agreements contemplated by this Agreement.

Section 11.02 Expenses

In the event that the Arrangement and the other transactions contemplated herein are completed in accordance with the terms of this Agreement and the other Transaction Documents, the reasonable legal fees and other costs and expenses, including expenses relating to due diligence, of Parentco and Zemex with respect to the negotiation, execution and delivery of this Agreement, the other Transaction Documents and completion of the Arrangement and the other transactions contemplated thereby and hereby shall be paid by Zemex. In all other events, each Party shall bear its own costs and expenses which are incurred in connection with the transaction contemplated hereby.

Section 11.03 Entire Agreement

This Agreement, the other Transaction Documents, the other instruments to be delivered by the Parties pursuant to the provisions hereof, and the Confidentiality Agreement, constitute the entire agreement between the Parties and shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns. Each Exhibit and the Zemex Disclosure Letter shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the Parties hereto. The inclusion of any item in the Zemex Disclosure Letter is not necessarily evidence of the materiality of such item for the purposes of this Agreement. The Parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any Party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement; provided, however, that this sentence and the following sentence shall not apply to any fraudulent misrepresentations. Parentco further acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Zemex Group in making its determination as to the propriety of the transaction contemplated by this Agreement, and in entering into this Agreement, has relied solely on the results of said investigation and on the representations and warranties of Zemex expressly contained in this Agreement and in the Securities Documents.

Section 11.04 Descriptive Headings

The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Section 11.05 Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier, nationally recognized overnight courier or registered or certified mail, postage prepaid, addressed as follows:

(a)	If to Zemex, to:

Zemex Corporation 95 Wellington Street West Suite 2000 Toronto, ON M5J 2N7 Canada Attention: President and Chief Executive Officer
Facsimile: (416) 365-8094

With copies (which shall not constitute notice) to:

Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9 Canada

Attention: Jay Kellerman and Mihkel Voore
Facsimile: 416-947-0866

and

Altheimer & Gray 10 S. Wacker Drive Suite 4000 Chicago, Illinois 60606 United States of America

Attention: David W. Schoenberg Facsimile: (312) 715-4987

(b)	If to either of Parentco or Subco, to:

Cementos Pacasmayo S.A.A. Pasaje El Carmen No. 180 Urb. El Vivero de Monterrico, Surco Lima 33 Peru
Attention: President and Chief Executive officer Facsimile: (51) 1-437-5715 with a copy (which shall not constitute notice) to each of:

Becker, Glynn, Melamed & Muffly LLP 299 Park Avenue New York, NY 10171 United States of America

Attention: Robert C. Muffly Fax: (212) 888-0255

and

Cassels Brock & Blackwell LLP 2100 Scotia Plaza 40 King Street West Toronto, Ontario M5H 3Y2 Canada
Attention: Norman Findlay and Jeffrey Roy Fax: (416) 350-6944

Any such notices or communications shall be deemed to have been received: (i) if delivered personally or sent by telecopier (with transmission confirmed) or nationally recognized overnight courier, on the date of such delivery or (ii) if sent by registered or certified mail, on the third Business Day following the date on which such mailing was postmarked. Any Party may by notice change the address to which notices or other communications to it are to be delivered or mailed.

Section 11.06 Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario. Any action, suit or other proceeding initiated by Parentco, Subco or Zemex in connection with this Agreement shall be brought solely in any court in the City of Toronto, having jurisdiction over the subject matter thereof. Parentco, Subco and Zemex hereby submit themselves to the jurisdiction of any such court for the purpose of any such action and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

Section 11.07 Assignability

This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, provided that this Agreement shall not be assignable otherwise than by operation of law by any Party without the prior written consent of the other Parties, and any purported assignment by any Parties without the prior written consent of the other Party shall be void.

Section 11.08 Remedies

Except to the extent provided in Section 10.04 and 10.05, the Parties acknowledge that the remedy at law for any breach of the obligations undertaken by the Parties is and shall be insufficient and inadequate and that the Parties shall be entitled to equitable relief, in addition to remedies at law. In the event of any action to enforce the provisions of this Agreement, each of the Parties waive the defense that there is an adequate remedy at law. Without limiting any remedies any Party may otherwise have, in the event any other Party refuses to perform its obligations under this Agreement, the Parties shall have, in addition to any other remedy at law or in equity, the right to specific performance. The Parties agree that the receipt by Parentco of the Termination Fee pursuant to Section 10.04 or the receipt by Zemex of the Walk-Away Fee pursuant to Section 10.05, as the case may be, shall constitute the exclusive remedy of Parentco and Zemex, respectively, for the breaches or events giving rise to its entitlement to receive such Fee.

Section 11.09 Waivers and Amendments

Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

Section 11.10 Illegality

In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired.

Section 11.11 Currency

Except as otherwise set forth herein, all references to amounts of money in this Agreement are to United States Dollars.

Section 11.12 Counterparts

This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, bears the signatures of all the parties reflected hereon as signatories. Facsimile signatures shall have the same legal effect as manual signatures.

Section 11.13 Parentco Guaranty

(a)	In consideration of the execution by Zemex of this Agreement, Parentco does hereby guarantee to Zemex full and prompt payment and performance of the obligations of Subco as set forth in the Agreement and in the other documents executed by Subco in connection therewith, subject in each case to the limitations set forth therein (which obligations, subject to such limitations, are referred to herein as the “Obligations”), in each case as if the Obligations were direct and primary obligations of Parentco (the “Guaranty”). The Guaranty is a guaranty of payment and performance and not a guaranty of collection.

(b)	Parentco hereby agrees that, except as herein provided, its obligations under the Guaranty shall be unconditional, irrespective of (i) any change in the time, manner or place of payment, time or manner of performance or any other term of the Obligations or (ii) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor, other than payment, performance or satisfaction of the Obligations in full.

(c)	Parentco hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of receivership or bankruptcy of Subco or protest or notice with respect to the Obligations, and all demands whatsoever (and the undersigned shall not require that the same be made on Subco as a condition precedent to Parentco’s obligations hereunder), and covenants that the Guaranty will not be discharged except by complete performance of the Obligations and any other obligations contained in this Section 11.13.

(d)	Zemex is hereby authorized, without notice or demand and without affecting the liability of Parentco hereunder, to, from time to time: (i) extend the time for payment of the Obligations, (ii) accept partial payments on the Obligations and (iii) settle, release, compromise, collect or otherwise liquidate the Obligations, in any manner, without affecting or impairing the obligations of Parentco hereunder, provided that any such settlement, release, compromise, collection or liquidation shall reduce the Obligations pro tanto.

(e)	Parentco consents and agrees that neither Zemex nor any of its Affiliates shall be under any obligation to marshal any assets in favor of Parentco or against or in payment of any or all of the Obligations. Parentco further agrees that, to the extent that Subco, or, following the Effective Time, any Zemex Group Member makes a payment or payments on account of the Obligations, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the recipient, its estate, trustee or receiver or any other party, including, without limitation, Parentco, by any court of competent jurisdiction under any Law or equitable cause, then to the extent of such payment or repayment, the Obligation or the part thereof that has been paid, reduced or satisfied by such amount, and Parentco’s obligations under this Guaranty with respect thereto, shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

(f)	Parentco waives all presentments, demands for performance, notices of nonperformance, protest, notices of protest, notices of dishonor and notices of acceptance of the Guaranty, except as required or permitted pursuant to the terms of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first above written.

CEMENTOS PACASMAYO S.A.A.

By:	/s/ Lino Abram Caballerino

Name: Lino Abram Caballerino
Title: Chief Executive Officer

By:	/s/ Ignacio Bustamante Romano

Name: Ignacio Bustamante Romano
Title: Chief Financial Officer

6012639 CANADA INC.

By:	/s/ Lino Abram Caballerino

Name: Lino Abram Caballerino
Title: Chief Executive Officer

By:	/s/ Ignacio Bustamante Romano

Name: Ignacio Bustamante Romano
Title: Chief Financial Officer

ZEMEX CORPORATION

By:	/s/ R. Peter Gillin

Name: R. Peter Gillin
Title: President and Chief Executive Officer

SCHEDULE A

CERTAIN DEFINITIONS

     “Advisers” when used with respect to any Person, shall mean such Person’s directors, officers, employees, representatives, agents, counsel, accountants, advisers, engineers and consultants, but such term does not include the Board of Directors.

     “Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise).

     “Arrangement” shall mean an arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of this Agreement or Section 6.3 of the Plan of Arrangement, or made at the direction of the Court in the Final Order.

     “Arrangement Resolution” shall mean a special resolution of the holders of Shares and of Zemex Options, voting as a single class, approving the Plan of Arrangement, as required by the Interim Order and applicable Law, substantially in the form of Exhibit A hereto.

     “Articles of Arrangement” shall mean Articles of Arrangement containing the Plan of Arrangement and containing such other provisions as are required under the CBCA.

     “Associate” shall have the meaning ascribed to such term in the Securities Act (Ontario).

     “Board of Directors” shall mean the board of directors of Zemex, as constituted from time to time.

     “Breaching Party” shall have the meaning ascribed to that term in Section 10.02.

     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks located in the City of Toronto are required or permitted to close.

     “Canadian Securities Laws” shall mean the Securities Act (Ontario) and the respective regulations under such legislation together with applicable rules, regulations, published policy statements, national instruments and memoranda of understanding of the Canadian Securities Administrators.

     “CBCA” shall mean the Canada Business Corporations Act, in effect on the date hereof and as amended from time to time prior to the Effective Date.

     “CCRA” shall mean the Canada Customs and Revenue Agency, or any successor thereto.

     “CFIUS” shall mean the Committee on Foreign Investment in the United States or any Governmental Entity that succeeds to its functions.

     “Circular” shall mean the notice of the Special Meeting and the accompanying management proxy circular of Zemex to be sent to Securityholders in connection with the Special Meeting.

     “Closing” shall mean the consummation of the Arrangement in accordance with the provisions of this Agreement.

     “Closing Date” shall mean the date on which the Closing occurs.

     “Competing Proposal” shall have the meaning ascribed to such term in Section 5.07.

     “Competing Transaction Agreement” shall have the meaning ascribed to such term in Section 5.07.

     “Confidentiality Agreement” shall mean the Confidentiality Agreement dated November 21, 2002 made between Parentco and Zemex and all extensions or amendments thereto.

     “Constating Documents” shall mean, with respect to any Person, the certificate or articles of incorporation, by-laws, articles and memorandum of association, letters patent, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholders agreement or other similar governing documents of such Person, each as amended.

     “Contract” shall mean any contract, lease, agreement, instrument, license, commitment, order or quotation, written or oral.

     “Court” shall mean the Superior Court of Justice of the Province of Ontario.

     “Depositary” shall have the meaning set forth in Section 1.1 of the Plan of Arrangement.

     “Director” shall mean the Director appointed pursuant to Section 260 of the CBCA.

     “Dissent Rights” shall mean the right of dissent in respect of the Arrangement Resolution provided to Shareholders in the Interim Order and in Section 4.1 of the Plan of Arrangement.

     “Dissenting Shareholder” shall mean any Shareholder who dissents from the Arrangement Resolution in compliance with the dissent procedures set forth in the Interim Order and the Plan of Arrangement.

     “Dundee” shall mean The Dundee Bank.

     “Effective Date” shall mean the date shown on the certificate of arrangement to be issued by the Director to give effect to the Arrangement.

     “Effective Time” shall mean 12:01 a.m. (Toronto time) on the Effective Date.

     “Employee Plans” shall mean all plans, arrangements, agreements, programs or policies, whether funded or unfunded, maintained for employees of any Zemex Group Member, excluding the Foreign Plans, and including:

(a)	any employee benefit plan or material fringe benefit plan;

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(b)	any retirement savings plan, pension plan or compensation plan, including any defined benefit pension plan, defined contribution pension plan or supplemental pension or retirement income plan;

(c)	any bonus, profit sharing, deferred compensation, incentive compensation, stock compensation, stock purchase, hospitalization, health, drug, dental, legal disability, insurance (including unemployment insurance), vacation pay, severance pay or other benefit plan, arrangement or practice with respect to employees or former employees.

     “Environmental Condition” shall mean and include the presence in the environment (including ambient air, surface water, groundwater or land) of any Hazardous Substance as to which Remedial Action is required under any Environmental Laws or as to which any Liability is currently or in the future imposed on any Zemex Group Member based on the actions, omissions or status prior to the Closing of any Person (or its predecessors) with respect to any Hazardous Substance or reporting with respect thereto.

     “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment, natural resources or human health and safety, in effect on the date hereof, including laws relating to Releases or threatened Releases of Hazardous Substances (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances, including, but not limited to: the Canadian Environmental Protection Act (1999, C-15.31); the Canada Water Act (R.S. 1985, c. C-11); the Canada Wildlife Act (R.S. 1985, c. W-9); the Canadian Fisheries Act (R.S. 1985, c. F-14); the Canadian Hazardous Products Act (R.S. 1985, c. H-3); the Canadian Migratory Birds Convention Act (1994, c. 22); the US Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the US Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the US Clean Water Act, 33 U.S.C. § 1251 et seq.; the US Clean Air Act, 42 U.S.C. § 7401 et seq.; the US Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the US Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the US Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the US Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the US Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the US Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the US Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. § 1201 et seq.; or any similar federal, state, provincial, local or other Laws having jurisdiction over any Zemex Properties or its owners or operators.

     “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” of any entity shall mean any other entity that, together with such entity would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Tax Code.

     “ERISA Affiliate Plan” shall mean an Employee Plan, which is (a) a “pension plan” within the meaning of Section 3(2) of ERISA; and (b) maintained or contributed to by an ERISA Affiliate of any entity.

     “Exon-Florio Amendment” shall mean Section 721 of the United States Defense Production Act of 1950, as amended, and the regulations promulgated thereunder.

     “Fairness Opinion” shall have the meaning ascribed to such term in Section 3.22.

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     “Final Order” shall mean the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time before the Effective Time or, if appealed, unless that appeal is withdrawn or denied, as affirmed or as amended on appeal.

     “Fiscal 2002 Financial Statements” shall have the meaning set forth in Section 3.03(b).

     “Foreign Plan” shall mean any plan, arrangement or contract or other program maintained by any Zemex Group Member outside of the United States for the purpose of providing or otherwise making available retirement or other benefits to employees, including group registered retirement savings plans and, where applicable, statutory plans.

     “GAAP” shall mean generally accepted accounting principles in Canada, consistently applied.

     “Governmental Entity” shall mean: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agent, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; or (c) any quasi-governmental or private body exercising any regulatory, expropriation or Taxing authority under, or for the account of, any of the foregoing.

     “Hazardous Substance” shall mean any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, byproduct or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to human health or the environment, including petroleum products, asbestos, PCBs, urea formaldehyde foam insulation and lead-containing paints or coatings.

     “holders” shall mean, when used with reference to the securities of any Person, the holders of such securities shown from time to time in the register maintained by or on behalf of such Person in respect of such securities.

     “including” shall mean including, without limitation.

     “Income Tax” shall mean any Tax based on or measured by income (including based on net income, gross income, income as specifically defined, earnings, profits or selected items of income, earnings or profits) and any interest, penalties and additions to tax with respect to any such tax (or any estimate or payment thereof).

     “Insider” shall have the meaning ascribed thereto in Section 3.23.

     “Interim Order” shall mean an interim order of the Court, as it may be amended, providing for, among other things, the calling and holding of the Special Meeting, in form and substance acceptable to all Parties, acting reasonably.

     “IRS” shall mean the Internal Revenue Service of the United States.

     “knowledge”, when applied with reference to the knowledge of Zemex, shall mean the actual knowledge of the directors and executive officers of the Zemex Group, after due inquiry.

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     “Law” shall mean all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines having the force of law, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or licence of any Governmental Entity, statutory body (including the Toronto Stock Exchange and the New York Stock Exchange) or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

     “Liability” of any Person shall mean and include:

(a)	any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured;

(b)	any right against such Person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

(c)	any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise).

     “Liens” shall mean liens, encumbrances, licenses, claims, security interests, mortgages, pledges, charges, escrows, options or rights of first refusal or offer.

     “Materially Adverse”, “Material Adverse Change” or “Material Adverse Effect” shall, subject to the remainder of this paragraph, mean, when used with respect to Zemex, the Zemex Group or any Zemex Group Member, a material adverse change in, or a material adverse effect on, the business, properties, assets, liabilities, results of operations or financial condition of the Zemex Group, taken as a whole. Without limiting the generality of the preceding sentence, a Material Adverse Change or Material Adverse Effect shall be deemed to have occurred with respect to an event or change occurring after the date hereof and prior to the Termination Date (as such date may be adjusted pursuant to Section 10.02(f)), if (x) such change or effect does not have a continuing impact on the Zemex Group after the date of occurrence of such event and results in a reduction of the consolidated stockholders’ equity of the Zemex Group as of such date of $1,000,000 or more, or (y) if such change or effect would have a continuing effect on the Zemex Group during the 12 month period commencing May 1, 2003 and it is reasonably likely to result in a reduction of the consolidated stockholders’ equity of the Zemex Group of $1,000,000 or more during such period. Notwithstanding the preceding provisions of this paragraph, the foregoing defined terms shall not include any change or effect attributable to changes in the economy of Canada, the United States or any other country generally, or changes in the industries in which the Zemex Group engages.

     “Option Agreement” shall mean an agreement pursuant to which Zemex Options are granted under the Zemex Option Plans.

     “Optionee” shall mean a holder of a Zemex Option.

     “OSC” shall mean the Ontario Securities Commission.

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     “Parties” and “Party” shall mean the parties to this Agreement.

     “Permits” shall have the meaning ascribed to such term in Section 3.15 hereof.

     “Person” shall mean any corporation, partnership, limited liability company or partnership, joint venture, trust, unincorporated association or organization, business, enterprise or other entity, any individual and any Governmental Entity.

     “Plan of Arrangement” shall mean the plan of arrangement substantially in the form and content of Exhibit B hereto, and any amendments or variations thereto made in accordance with this Agreement or Section 6.3 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

     “Principal Securityholders” shall mean Dundee, each director and officer of Zemex and the chief executive officer of any other Zemex Group Member.

     “Release” shall mean any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, passive migration, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Substance, including the abandonment or discarding of Hazardous Substances in barrels, drums, tanks or other containers, regardless of when discovered.

     “Remedial Action” shall mean any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean-up, remediation, closure, site restoration, remedial response or remedial work with respect to any Environmental Condition.

     “Safety Acts” shall have the meaning ascribed to such term in Section 3.16.

     “SEC” shall mean the Securities and Exchange Commission of the United States of America, or any successor agency.

     “Securities Documents” shall have the meaning ascribed to such term in Section 3.03.

     “Securityholders” shall mean the holders of Shares and the holders of Zemex Options.

     “Share” shall mean a common share of the capital of Zemex.

     “Shareholders” shall mean Persons who are holders of issued and outstanding Shares.

     “Securityholder Approval” shall mean the approval of the Arrangement Resolution by the affirmative vote of not less than 66 2/3% of the votes cast by the Securityholders in person or by proxy at the Special Meeting, voting as a single class, as provided in the Interim Order.

     “Special Meeting” shall mean the special meeting of the Securityholders to be called and held to consider and, if thought appropriate, approve the Arrangement Resolution and any and all adjournments or postponements thereof.

     “Subsidiary” shall mean any corporation, corporate entity, partnership or company of which more than fifty per cent (50%) of the outstanding shares or ownership interests ordinarily entitled to elect a majority of the board of directors thereof, or the equivalent thereto (whether or not shares of any other

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class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by Zemex.

     “Superior Proposal” shall have the meaning ascribed to such term in Section 5.07.

     “Support Agreement” shall mean an agreement entered into by a Principal Securityholder, in the form of Exhibit C (in the case of Dundee) and Exhibit D (in the case of each other Principal Securityholder).

     “Tax” shall mean any tax, levy, charge or assessment imposed by or due any Tax Authority, together with any interest, penalties and additions to tax relating thereto, including any of the following:

(a)	any tax on or measured by income;

(b)	any franchise, social security, workers compensation, sales, use and value added tax, goods and services tax or any license or withholding tax; any payroll, employment, social security, unemployment, workers’ compensation, excise, severance, stamp, occupation, premium, windfall profits, alternative or add-on minimum tax; and any customs duties or other taxes;

(c)	any tax on property (real or personal, tangible or intangible, based on transfer or gains);

(d)	any estimate, installment or payment of any of tax described in the foregoing clauses (a) through (c); and

(e)	any interest, penalties and additions to tax with respect to any tax (or any estimate or payment thereof) described in the foregoing clauses (a) through (d).

     “Tax Authority” shall mean CCRA, the tax authority or authorities of, and any Person authorized to receive the payment of Tax on behalf of, any province of Canada or any political subdivision thereof, the IRS, and the Tax authority or authorities of, and any person authorized to receive the payment of Tax on behalf of, any state, territory or possession of the United States of America or any political subdivision thereof, the District of Columbia or Puerto Rico.

     “Tax Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended, and the regulations, rulings and memoranda promulgated thereunder and any case law applicable thereto.

     “Tax Return” shall mean all returns, amended returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority in Canada or the United States.

     “Termination Date” shall have the meaning ascribed to such term in Section 10.02(f).

     “Transaction Documents” shall mean this Agreement, the Plan of Arrangement, the Support Agreements, and the other documents, instruments and agreements executed and delivered pursuant hereto, and “Transaction Document” means any one of them.

     “US Securities Laws” shall mean the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder and shall include, to the extent applicable, any state securities or “blue sky” legislation in the United States.

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     “Zemex Disclosure Letter” shall mean the disclosure letter provided by Zemex to Parentco detailing exceptions to the representations and warranties set forth herein, which letter is dated and is effective as of the date of this Agreement.

     “Zemex Group” shall mean all of the Zemex Group Members collectively.

     “Zemex Group Member” shall mean Zemex and any of its Subsidiaries.

     “Zemex Option Plan” shall mean the Zemex 1999 Share Option Plan, as amended and restated as of June 29, 2001, that provides for the issuance of options to purchase Shares, and any agreements evidencing options granted under such plan.

     “Zemex Options” shall mean options to purchase Shares which are granted under the Zemex Option Plans, and the related Option Agreements evidencing and setting forth the terms of such grants.

     “Zemex Properties” shall mean all lands and premises which are owned by a Zemex Group Member or leased or subleased from a third party by a Zemex Group Member and all fixtures and improvements on such lands and premises.

     “Zemex Share Purchase Plans” shall have the meaning ascribed to such term in Section 3.13(c)

     “Zemex US” shall mean Zemex US Corporation, a Delaware corporation and wholly-owned subsidiary of Zemex.

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